 Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BIOZONE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	7389	20-5978559
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elliot Maza
Chief Executive Officer
550 Sylvan Avenue
Suite 101
Englewood Cliffs, NJ 07632
(201) 608-5101
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Harvey J. Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.001 per share	8,345,310	$4.08(2)	$34,048,865	$3,953.07
Total	8,345,310

(1)
Pursuant to Rule 416 under the Securities Act, the shares of Common stock offered hereby also include an indeterminate number of additional shares of Common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
With respect to the shares of Common stock offered by the selling stockholder named herein, estimated at $4.08 per share, the average of the high and low prices of the Common stock as reported on the OTC Bulletin Board on September 20, 2011, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2011

PRELIMINARY PROSPECTUS

8,345,310 Shares

BIOZONE PHARMACEUTICALS, Inc.

Common Stock

This prospectus relates to the sale by the selling stockholder identified in this prospectus of up to 8,345,310 shares of our Common stock.  All of these shares of our Common stock are being offered for resale by the selling stockholder.

The prices at which the selling stockholder may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholder.

We will bear all costs relating to the registration of these shares of our Common stock, other than any selling stockholder’s legal or accounting costs or commissions.

Our Common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “BZNE.OB”. The last reported sale price of our Common stock as reported by the OTC Bulletin Board on September 20, 2011, was $4.64 per share.

Investing in our Common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our Common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2011

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context provides otherwise, the terms “the Company,” “we,” “us,” and “our” refer to Biozone Pharmaceuticals, Inc.

Overview

We are a manufacturer of pharmaceutical products.  We operate through our four wholly owned subsidiaries: Biozone Laboratories, Inc. (“Biozone Labs”), Equalan LLC (“Equalan”), Equachem LLC (“Equachem”) and Baker Cummins Corp. (“Baker Cummins”).  We are an integrated pharmaceutical company with two primary business lines:

•
We develop, manufacture and distribute proprietary brands of over-the-counter (OTC) pharmaceuticals, cosmetic and beauty products and pharmaceutical ingredients, and manufacture third party brands of such products for our contract manufacturing customers through our healthcare product business; and

•
We are developing generic prescription pharmaceutical products that utilize our QuSomes®, LiquaVail®, HyperSorb® and EquaSomes drug delivery technology (the “BioZone Technology”) to enhance drug product characteristics through our pharmaceutical business.

Our primary market for our healthcare product business is the United States. Our contract manufacturing customers are regional and national distributors and retailers of healthcare products. Our proprietary branded OTC and cosmetic and beauty product customers are drug wholesalers, physicians who use and resell our products in their physician practices and customers who purchase our products over the internet. In addition, we sell pharmaceutical ingredients to various healthcare supply manufacturers.

We are directing our research and development efforts towards applying the BioZone Technology to drug molecules currently used in approved, generic prescription (Rx) drugs. In many cases, the benefits of such molecules are limited due to poor stability or bioavailability or variable absorption. In those cases, our technology may increase the benefit of the therapy by improving stability, bioavailability or absorption. The BioZone Technology can be applied to the injectable or oral route of administration as well other delivery pathways, such as topical, buccal, rectal, intra-vaginal or transdermal. The BioZone Technology utilizes a unique, proprietary lipid that spontaneously forms thermodynamically stable lipid vesicles (liposomes), which encapsulate the drug molecule with a membrane that enhances drug stability, bioavailability and absorption.

Our core business strategy for our health care product business is to grow the portfolio of our proprietary OTC, cosmetic and beauty and physician use brands and capture the increased margins provided by our manufacturing capability.

Our core business strategy for our pharmaceuticals business is to exploit our unique drug delivery technology to develop and obtain FDA approval for the marketing and sale of branded generic pharmaceutical products. We intend to seek regulatory approval for our drug candidates by filing “505(b)(2)” applications,  an appealing regulatory pathway alternative that permits companies to obtain FDA approval of new drug new drug applications (NDAs) by relying, in part, on the agency’s findings for a previously approved drug. Created in 1984 as part of the Hatch-Waxman Amendments to the Federal Food, Drug and Cosmetic Act, the 505(b)(2) application is intended to encourage sponsors to develop innovative medicines using currently available products. According to Section 505(b)(2) guidelines, an NDA approval can be obtained for a new drug without conducting the full complement of safety and efficacy trials and without a “right of reference” from the original applicant. In addition, we may seek regulatory approval for certain drug candidates by filing an abbreviated NDA (ANDA), which is filed for a proposed drug that is identical to a reference listed drug and demonstrates its bioequivalence.

We operate through several wholly owned subsidiaries. We conduct our contract manufacturing business and pharmaceutical business through BioZone Labs; our branded OTC and cosmetic and beauty product distribution business through Equalan and Baker Cummins; and our pharmaceutical ingredient distribution and BetaZone Technology licensing business through Equachem. We have licensed the use of the BioZone Technology to BetaZone for application in certain products marketed and to be marketed in Mexico, Central America and South America, and for application in certain products marketed outside of countries in those regions. We own a 45% interest in BetaZone LLC.

Baker Cummins markets a line of proprietary scalp and skin care products, which can be used to treat dry commonly seen skin and scalp conditions.   Our products are sold over the counter (“OTC”) and include liquids and lotions. We outsource our research and development and manufacturing, and concentrate our efforts on the marketing of our products.

Our History

We were incorporated under the laws of the State of Nevada on December 4, 2006.  On March 1, 2011 we filed a Certificate of Amendment to our Articles of Incorporation in order to change our name to BioZone Pharmaceuticals, Inc. from International Surf Resorts, Inc.  Prior to March 2011 we were generally seeking to engage in the business of operating an internet provider of international surf resorts, camps and guided surf tours.

On May 16, 2011, we acquired the assets and assumed the liabilities of Aero Pharmaceuticals, Inc. (“Aero”) a Florida corporation, pursuant to an asset purchase agreement dated as of May 16, 2011 by and between the Company, Baker Cummins, and Aero. The asset purchase agreement constituted a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and constituted a plan of liquidation of Aero. As a result of the asset purchase, we acquired the business of Aero consisting of the manufacturing, marketing and distribution of dermatological products under the trade name of Baker Cummins Dermatologicals. In exchange for the asset purchase we issued an aggregate of 8,331,396 shares of our restricted common stock to Aero, which are being registered hereunder.  The transaction was intended to be tax-free for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.  The asset purchase agreement constitutes a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and constitutes a plan of liquidation of Aero. On September 21, 2011, we issued an additional 13,914 shares to Aero due to the late filing of this registration statement, which shares are also registered hereunder.

Under the asset purchase agreement with Aero we acquired the following products and brands, marketed under the Baker Cummins brand: P&S Liquid, P&S Shampoo, Ultra Mide 25 Lotion, Ultra Mide-D, X-Seb T Pearl Shampoo, X-Seb T Plus Shampoo, and Acquaderm Cream.

Our rights include: (i) all rights to manufacture, distribute, market and sell the Baker Cummins Assets, (ii) all trademarks, marketing materials, training materials, market data, clinical data, research data, regulatory data, adverse event data, trade dress information and product labeling data associated with the Baker Cummins assets, (iii) all outstanding customer purchase orders for the Baker Cummins assets, (iv) all contracts relating to the Baker Cummins Assets, (v) all of Aero’s existing inventory of the Baker Cummins Assets, (vi) all cash and cash equivalents, (vii) all accounts or notes receivable held by Aero, (viii) all furniture, fixtures, equipment and machinery, books and records related to the Baker Cummins assets, (ix) all technological, scientific, chemical, biological, pharmaceutical, toxicological, regulatory and clinical trial materials and information relating to the Baker Cummins Assets, and (x) all information owned or licensed by Aero relating to specifications and test methods, raw materials, packaging instructions, master formulas, validation reports, stability data, analytical methods, records of complaints, annual product reviews and other master documents necessary for the manufacture, control and release of the Baker Cummins Assets.

On June 30, 2011, we entered into stock purchase agreements with the shareholders of BioZone Labs pursuant to which we purchased 100% of the outstanding common stock of BioZone Labs.  Also on that date, we entered into LLC Membership Interest Purchase Agreements with the members of Equalan and Equachem, pursuant to which we purchased 100% of the outstanding membership interests of Equalan and Equachem, and LLC Membership Interest Purchase Agreements with certain members of BetaZone pursuant to which we purchased 45% of the outstanding membership interests of BetaZone.

THE OFFERING

Common stock offered by selling stockholder:
This prospectus relates to the sale by a single selling stockholder of 8,415,710 shares of our restricted common stock, issued pursuant to an Asset Purchase Agreement dated as of May 16, 2011 by and among the Company, Baker Cummins Corp. and Aero Pharmaceuticals, Inc.

Offering price:	Market price or privately negotiated prices.

Common stock outstanding before and after the offering:	67,543,310 (1)

Use of proceeds:	We will not receive any proceeds from the sale of the Common stock by the selling stockholder.

OTC Symbol:	BZNE.OB

Risk Factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in our Common stock

(1)	Represents the number of shares of our Common stock issued and outstanding as of September 21, 2011.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, our business, financial condition or results of operations may be materially adversely affected.  In such case, the trading price of our Common stock could decline and investors could lose all or part of their investment.

Risks related to our lack of liquidity

We have negative working capital and have sustained operating losses during the past several years.

As of June 30, 2011, the Company had shareholders’ equity of $366,256 and negative working capital of $1,098,944. The Company has sustained losses for the years ended December 31, 2010 and 2009. In addition, on August 15, 2011, the holder of BioZone Labs' and Equalan's notes payable - bank declared the entire unpaid principal amount and accrued interest of these loans immediately due and payable. As of September 9, 2011, these loans were paid in full. The continuation of the Company as a going concern is dependent upon, among other things, the ability of the Company to attain profitability in its health care products business and obtain necessary equity or debt financing to support its research and development activities.  These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. Accordingly, the audit report prepared by our independent registered public accounting firm relating to the consolidated financial statements for the years ended December 31, 2010 and 2009 for BioZone Labs, our largest subsidiary and major accounting survivor, includes an explanatory paragraph expressing substantial doubt about its ability to continue as a going concern. We are in discussions with bankers and our significant shareholders regarding financing alternatives and are reviewing our cost structure to identify inefficiencies and opportunities for reductions.

Even if we obtain additional financing, our business will require substantial additional investment that we have not yet secured. We cannot be sure how much we will need to spend in order to develop new products and technologies in the future. Further, we will not have sufficient resources to develop fully any new products or technologies unless we are able to raise substantial additional financing on acceptable terms or secure funds from new or existing partners. Our failure to raise capital when needed would adversely affect our business, financial condition and results of operations, and could force us to reduce or discontinue our operations at some time in the future, even if we obtain financing in the near term.

Risks related to our business

We operate in a highly regulated industry. An inability to meet current or future regulatory requirements could have a material adverse effect on our business, financial position and operating results.

Several U.S. agencies regulate the manufacturing, processing, formulation, packaging, labeling, testing, storing, distribution, advertising and sale of our products. Various state and local agencies also regulate these activities. Should any of our third party service providers used in the development or commercialization of product fail to adequately conform to these regulations and guidelines, there may be a material adverse impact on our operating results. Similarly, the failure by our or one of our suppliers to comply with manufacturing, quality and testing guidelines and regulations could have a significant adverse impact on our operating results.

All facilities where Rx and OTC drugs are manufactured, tested, packaged, stored or distributed must comply with FDA cGMPs. All of our drug products are manufactured, tested, packaged, stored and distributed according to cGMP regulations. The FDA performs periodic audits to ensure that our facilities remain in compliance with all appropriate regulations. Typically, after the FDA completes its inspection, it may or may not issue the Company a report on Form 483, containing the FDA’s observations of possible violations of cGMP. These violations can range from minor to severe in nature. The degree of severity of the violation is generally determined by the time necessary to remediate the cGMP violation, and any adverse consequences for the consumer of our drug products. If the deficiency observations are determined to be severe, the FDA may elect to issue a warning letter to us. FDA guidelines specify that a warning letter be issued only for violations of “regulatory significance” for which the failure to adequately and promptly achieve correction may be expected to result in further enforcement action. In addition to making its concerns public, the FDA could impose sanctions including, among others, fines, product recalls, total or partial suspension of production and/or distribution, suspension of the FDA’s review of product applications, injunctions and civil or criminal prosecution. These enforcement actions, if imposed, could have a material adverse effect on our operating results and financial condition. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. The FDA inspected our manufacturing facilities in January 2011. The inspection resulted in only minor observations on Form 483, which we quickly resolved to FDA’s satisfaction. We maintain internal compliance programs, which we believe are adequate. However, the FDA may conclude that these programs do not meet regulatory standards. If compliance is deemed deficient in any significant way, it could have a material adverse effect on our business.

Our future results of operations depend, to a significant degree, upon our ability to successfully develop and commercialize additional OTC and generic prescription drugs and/or innovative pharmaceuticals.

We develop and manufacture OTC drugs and intend to develop generic branded pharmaceuticals. All pharmaceutical products must meet regulatory standards and/or receive regulatory approvals. We must prove that the ANDA and generic prescription products are bioequivalent to their branded counterparts, which typically requires bioequivalency studies or even more extensive clinical trials in the case of topical products. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Products currently under development, if and when fully developed and tested, may not perform as expected, may be the subject of intellectual property challenges, necessary regulatory approvals may not be obtained in a timely manner, if at all, and our may not be able to successfully and profitably produce and market such products. Delays in any part of the process or our inability to obtain regulatory approval of our products could adversely affect operating results by restricting or delaying introduction of new products. For example, the FDA could impose higher standards and additional requirements, such as requiring more supporting data and clinical data than previously required, in order to gain FDA clearance to launch new formulations in to the market. Product margins may decline over time due to the products’ aging life cycles, changes in consumer choice or developments in drug delivery technology. Therefore, new product introductions are necessary for maintenance of our current financial condition, and if we fail to introduce and market new products, the effect on its financial results could be materially adverse.

Lack of availability of, or significant increases in the cost of raw materials used in manufacturing our products could adversely impact our profit margins and operating results.

Affordable high quality raw materials and packaging components are essential to our business due to the nature of the products we manufacture. Raw materials and packaging components are generally available from multiple suppliers. Supplies of certain raw materials and finished goods purchased by us are limited, or are available from one or only a few suppliers. In these situations, increased prices, rationing and shortages can occur. In response to these problems we try to identify alternative materials or suppliers for such raw materials and finished goods. Certain material shortages and approval of alternate sources could adversely affect financial results. The rapid increase in cost of many raw materials from inflationary forces, such as increased energy costs, and our ability or inability to pass on these increases to its customers, could have a material impact on our financial results.

In addition, raw materials purchased from third parties, including those from foreign countries, may contain counterfeit ingredients or other adulterants. We maintain a strict program of verification and product testing throughout the ingredient sourcing and manufacturing process to identify counterfeit ingredients, adulterants and toxic substances. Nevertheless, discovery of previously unknown problems with the raw materials or product manufacturing processes or new data suggesting an unacceptable safety risk associated therewith, could result in a voluntary or mandatory withdrawal of the contaminated product from the marketplace, either temporarily or permanently. Any future recall or removal would result in additional costs to us, and may give rise to product liability litigation, either of which could have a material adverse effect on our operating results.

In order to achieve successful sales of new product candidates, the product candidates need to be accepted in the healthcare market by healthcare providers, patients and insurers. Lack of such acceptance will have a negative impact on any future sales.

Our future success is dependent upon the acceptance of our product candidates by health care providers, patients and health insurance companies, such as Medicare and Medicaid. Such market acceptance, if it were to occur, would depend on numerous factors, many of which are not under our control including regulatory approval, product labeling, safety and efficacy of our products, availability, safety, efficacy and ease of use of alternative products and treatments, the price of our drugs relative to the price of alternative products and treatments; and achieving reimbursement approvals from Medicare, Medicaid and private insurance providers.

We cannot guarantee that any of our product candidates or those developed by any of our future partners would achieve market acceptance. Additionally, we cannot guarantee that third-party payors, hospitals or health care administrators would accept any of the products we manufacture or in-license on a large-scale basis. We also cannot guarantee that we would be able to obtain approvals for indications and labeling for our products that will facilitate their market acceptance. Furthermore, unanticipated side-effects, patient discomfort, defects or unfavorable publicity of our drugs or other therapies based on a similar technology, could have a significant adverse effect on our effort to commercialize our lead or any subsequent drug candidates.

We are in the early stages of prescription product development and we may never successfully develop and commercialize any prescription products.

We are in the early stages of developing our prescription products. We have not yet successfully developed any of our prescription product candidates. We may fail to develop any such products, implement our business model and strategy successfully or revise our business model and strategy should industry conditions and competition change. Even if we successfully develop one or more of our prescription product candidates, the products may not generate sufficient revenues to enable us to be profitable. Furthermore, we cannot make any assurances that we will be successful in addressing these risks. If we are not, our business, results of operations and financial condition will be materially adversely affected.

Our future results of operations depend, to a significant degree, upon our ability to successfully develop and commercialize new OTC and generic prescription drugs and/or innovative pharmaceuticals.

We manufacture OTC drugs through third party service providers. All pharmaceutical products must meet regulatory standards and/or receive regulatory approvals. We must prove that the OTC, ANDA and generic prescription products that we intend to develop are bioequivalent to their branded counterparts, which typically requires bioequivalency studies or even more extensive clinical trials in the case of topical products. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Products that we develop may not perform as expected, may be the subject of intellectual property challenges, necessary regulatory approvals may not be obtained in a timely manner, if at all, and we may not be able to successfully and profitably produce and market such products. Delays in any part of the process or our inability to obtain regulatory approval of our products could adversely affect operating results by restricting or delaying introduction of new products. For example, the FDA could impose higher standards and additional requirements, such as requiring more supporting data and clinical data than previously required, in order to gain FDA clearance to launch new formulations in to the market. Continuous introductions of new products and product categories are critical to our future business success. Product margins may decline over time due to the products’ aging life cycles, changes in consumer choice or developments in drug delivery technology. Therefore, new product introductions are necessary for maintenance of our current financial condition, and if we fail to introduce and market new products, the effect on our financial results could be materially adverse.

We plan to develop our products by collaborating with third-parties and we face substantial competition in this endeavor. If we are not successful in establishing such third party collaboration arrangements, we may not be able to successfully develop and commercialize our products.

Our business strategy includes finding larger pharmaceutical companies with which to collaborate to support the research, development and commercialization of new product candidates. In trying to attract corporate partners to collaborate with us in the research, development and commercialization process, we face serious competition from other small biopharmaceutical companies. If we are unable to enter into such collaboration arrangements, our ability to proceed with the research, development, manufacture or sale of new product candidates may be severely limited. Even if we do enter into such collaborations, our partners may not succeed in developing or commercializing product candidates.

In order to achieve successful sales of new product candidates, the product candidates need to be accepted in the healthcare market by healthcare providers, patients and insurers. Lack of such acceptance will have a negative impact on any future sales.

Our future success is dependent upon the acceptance of our product candidates by health care providers, patients and health insurance companies, Medicare and Medicaid. Such market acceptance, if it were to occur, would depend on numerous factors, many of which are not under our control including regulatory approval, product labeling, safety and efficacy of our products, availability, safety, efficacy and ease of use of alternative products and treatments, the price of our drugs relative to the price of alternative products and treatments; and achieving reimbursement approvals from Medicare, Medicaid and private insurance providers.

We cannot guarantee that any of our product candidates or those developed by any of our future partners would achieve market acceptance. Additionally, we cannot guarantee that third-party payors, hospitals or health care administrators would accept any of the products we manufacture or in-license on a large-scale basis. We also cannot guarantee that we would be able to obtain approvals for indications and labeling for our products that will facilitate their market acceptance. Furthermore, unanticipated side-effects, patient discomfort, defects or unfavorable publicity of our drugs or other therapies based on a similar technology, could have a significant adverse effect on our effort to commercialize our lead or any subsequent drug candidates.

If we fail to obtain or maintain the necessary United States or worldwide regulatory approvals for our product candidates, such products will not be commercialized.

The success of our business depends on our ability to obtain regulatory approval for our prescription product candidates. Government regulations in the United States and other countries significantly impact the research and development, manufacturing and marketing of drug product candidates. We or any of our future partners will require FDA approval to commercialize product candidates in the United States and approvals from similar regulatory authorities in foreign jurisdictions to commercialize our product candidates, or those subject to license agreements with us, in those jurisdictions.

The FDA and other regulatory authorities have substantial discretion in the drug approval process and may either refuse to accept an application for any product candidates or may decide after review of the application(s) that the data is insufficient to allow approval of the relevant product(s). If the FDA or other regulatory authorities do not accept or approve the application(s), they may require us or our partners to conduct additional preclinical testing, clinical trials or manufacturing studies and submit such data before they will reconsider the application or require us or our partners to perform post-marketing studies even after a product candidate is approved for commercialization. Even if we or our partners comply with all FDA and other regulatory requests, the FDA may ultimately reject the product candidates or the New Drug Applications. We cannot be certain that we or any of our future partners will ever obtain regulatory clearance of any of our product candidates or those subject to license agreements with us. Failure to obtain FDA approval will severely undermine our business by reducing our potential number of salable products and, therefore, corresponding product revenues. Also, the FDA might approve one or more of our or our future partner’s product candidates, but also might approve competitors’ products possessing characteristics that offer their own treatment, cost or other advantages.

In addition, even if our current product candidates and any additional product candidates we pursue in the future are marketed, the products and our manufacturers are subject to continual review by the FDA and other applicable regulatory authorities. At any stage of development or commercialization, the discovery of previously unknown problems with our product candidates, our manufacturing or the manufacturing by third-party manufacturers may result in restrictions on our product candidates and any other products we may in-license, including withdrawal of the product from the market. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

Our product candidates are subject to the risk of failure inherent in the development of products based on new and unproved technologies.

Because our product candidates are and will be based on new and unproven technologies, they are subject to risk of failure. These risks include the possibility that our new approaches will not result in any products that gain market acceptance; a product candidate will prove to be unsafe or ineffective, or will otherwise fail to receive and maintain regulatory clearances necessary for marketing; a product, even if found to be safe and effective, could still be difficult to manufacture on the large scale necessary for commercialization or otherwise not be economical to market; a product could unfavorably interact with other types of commonly used medications, thus restricting the circumstances in which it may be used; proprietary rights of third parties will preclude us from manufacturing or marketing a new product; or third parties could market superior or more cost-effective products. As a result, our activities, either directly or through corporate partners, may not result in any commercially viable products.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize drugs will depend in part on the extent to which reimbursement will be available from government and health administration authorities, private health maintenance organizations and health insurers, and other health care payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Health care payors, including Medicare, routinely challenge the prices charged for medical products and services. Government and other health care payors increasingly attempt to contain health care costs by limiting both coverage and the level of reimbursement for drugs, which may limit our commercial opportunity. Even if our product candidates are approved by the FDA, insurance coverage may not be available and reimbursement levels may be inadequate to cover our drugs. Proposals currently being considered to reform the U.S. health insurance system create additional uncertainty and risk that any drugs that we or our collaborators seek to commercialize may not receive adequate coverage or reimbursement.  If government and other health care payors do not provide adequate coverage and reimbursement levels for our product candidates, the post-approval market acceptance of our products could be diminished.

Our product candidates may be subject to future product liability claims. Such product liability claims could result in expensive and time-consuming litigation and payment of substantial damages.

The testing, production, marketing, sale and use of products using our technology is unproven as of yet and there is risk that product liability claims may be asserted against us if it is believed that the use or testing of our product candidates have caused adverse side effects or other injuries. In addition, providing diagnostic testing and therapeutics entails an inherent risk of professional malpractice and other claims. Claims, suits or complaints relating to the use of products utilizing our technology may be asserted against us in the future by patients participating in clinical trials of our product candidates or following commercialization of products. If a product liability claim asserted against us is successful, we also could also be required to limit commercialization of our product candidates or completely withdraw a product from the market. Regardless of merit or outcome, claims against us would likely result in significant diversion of our management’s time and attention, expenditure of large amounts of cash on legal fees, expenses and damages and a decreased demand for our products and services. We maintain product liability insurance policies related to our marketed products. However, currently we do not have any insurance coverage to protect us against product liability claims during clinical trials of product candidates and we may not be able to acquire or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us during clinical trials of any product candidates.

Our future collaborators may compete with us or have interests which conflict with ours. This may restrict our research and development efforts and limit the areas of research in which we intend to expand.

Large pharmaceutical companies that we seek to collaborate with may have internal programs or enter into collaborations with our competitors for products addressing the same medical conditions targeted by our technologies. Thus, our collaborators may pursue alternative technologies or product candidates in order to develop treatments for the diseases or disorders targeted by our collaborative arrangements. Our collaborators may pursue these alternatives either on their own or in collaboration with others, including our competitors. Depending on how other product candidates advance, a corporate partner may slow down or abandon its work on our product candidates or terminate its collaborative arrangement with us in order to focus on these other prospects.

If any conflicts arise, our future collaborators may act in their own interests, which may be adverse to ours. In addition, in our future collaborations, we may be required to agree not to conduct any research that is competitive with the research conducted under our future collaborations. Our future collaborations may have the effect of limiting the areas of research that we may pursue. Our collaborators may be able to develop products in related fields that are competitive with the products or potential products that are the subject of these collaborations.

If we fail to obtain, apply for, adequately prosecute to issuance, maintain, protect or enforce patents for our inventions and products, the value of our intellectual property rights and our ability to license, make, use or sell our products would materially diminish or could be eliminated entirely.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our inventions and product candidates and for methods, processes and other technologies, as well as our ability to preserve our trade secrets, prevent third parties from infringing on our proprietary rights or invalidating our patents and operate without infringing the proprietary rights of third parties.

Because we rely heavily on patent protection, the risks are particularly significant and include the following:

•	Some of our issued patents or any patents that are issued to us in the future may be determined to be invalid and/or unenforceable, or may offer inadequate protection against competitive products;

•
If we have to defend the validity of our patents or any future patents or protect against third party infringements, the costs of such defense are likely to be substantial and we may not achieve a successful outcome;

•	Others may obtain patents claiming aspects similar to those covered by our patents and patent applications, which could enable them to make and sell products similar to ours; and

•
We may be estopped from claiming that one or more of our patents is infringed due to amendments to the claims and/or specification, or as a result of arguments that were made during prosecution of such patents in the United States Patent and Trademark Office, or by virtue of certain language in the patent application. The estoppel may result in claim limitation and/or surrender of certain subject matter to the public domain or the ability of competitors to design around our claims and/or avoid infringement of our patents. If our patents or those patents for which we have license rights become involved in litigation, a court could revoke the patents or limit the scope of coverage to which they are entitled.

If we fail to obtain and maintain adequate patent protection and trade secret protection for our drug candidates, proprietary technologies and their uses, we could lose any competitive advantage and the competition we face could increase, thereby reducing our potential revenues and adversely affecting our ability to attain or maintain profitability

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly and an unfavorable outcome could harm our business.

There is significant litigation in the biotechnology field regarding patents and other intellectual property rights. We may be exposed to future litigation by third parties based on claims that our drug candidates, technologies or activities infringe the intellectual property rights of others. Although we try to avoid infringement, there is the risk that we will use a patented technology owned or licensed by another person or entity and/or be sued for infringement of a patent owned by a third party. Under current United States law, patent applications are confidential for 18 months following their priority filing date and may remain confidential beyond 18 months if no foreign counterparts are applied for in jurisdictions that publish patent applications. There are many patents relating to the use of lipids and liposomes. If our products or methods are found to infringe any patents, we may have to pay significant damages and royalties to the patent holder or be prevented from making, using, selling, offering for sale or importing such products or from practicing methods that employ such products.

In addition, we may need to resort to litigation to enforce our patents issued to us, protect our trade secrets or determine the scope and validity of third-party proprietary rights. Such litigation could be expensive and there is no assurance that we would be successful. From time to time, we may hire scientific personnel formerly employed by other companies involved in one or more fields similar to the fields in which we are working. Either these individuals or we may be subject to allegations of trade secret misappropriation or similar claims as a result of their prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. As a result, we could be prevented from commercializing current or future products or methods.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our partners, collaborators, licensors and contractors. Because we operate in a highly competitive technical field of drug discovery, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties all confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Our technology may become obsolete or lose its competitive advantage.

The pharmaceuticals business is very competitive, fast moving and intense, and we expect it to be increasingly so in the future. Other companies have developed and are developing lipid based drug formulations that are designed to produce similar results. Therefore, there is no assurance that our product candidates will be the best, the safest, the first to market, or the most economical to make or use. If competitors’ products are superior to ours, for whatever reason, our products may become obsolete.

Risks related to management

We rely on key executive officers and consultants, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on Elliot Maza, JD, CPA, our Chief Executive and Chief Financial Officer, Dr. Brian Keller, our President and Chief Scientific Officer and Christian Oertle, our Chief Operating officer. In addition, we rely heavily on certain other key executives.  We do not have “key person” life insurance. The loss of Mr. Maza, Dr. Keller or Mr. Oertle may have an adverse effect on our ability to develop our health care and pharmaceutical businesses in a timely manner. We have entered into employment contracts with Dr. Keller and Mr. Oertle.

We may need to hire additional qualified personnel with expertise in preclinical testing, government regulation, formulation and manufacturing and sales and marketing. We will require experienced scientific personnel in many fields in which there are a limited number of qualified personnel and we compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions and other emerging entrepreneurial companies. Competition for such individuals is intense and we cannot be certain that our search for such personnel will be successful. Furthermore, we are competing for employees against companies that are more established than we are and have the ability to pay more cash compensation than we do. As a result, depending upon the success and the timing of clinical tests, we may experience difficulty in hiring and retaining highly skilled employees, particularly scientists. If we are unable to hire and retain skilled scientists, our business, financial condition, operating results and future prospects could be materially adversely affected.

Risks related to our common stock

Shares of our stock suffer from low trading volume and wide fluctuations in market price.

Our common stock is currently quoted on the Over the Counter Bulletin Board trading system under the symbol BZNE.OB. An investment in our common stock currently is illiquid and subject to significant market volatility. This illiquidity and volatility may be caused by a variety of factors including low trading volume and market conditions.

In addition, the value of our common stock could be affected by actual or anticipated variations in our operating results; changes in the market valuations of other similarly situated companies serving similar markets; announcements by us or our competitors of significant acquisitions, strategic partnerships, collaborations, joint ventures or capital commitments; adoption of new accounting standards affecting our industry; additions or departures of key personnel; introduction of new products or services by us or our competitors; actual or expected sales of our common stock or other securities in the open market; conditions or trends in the market in which we operate; and other events or factors, many of which are beyond our control.

Stockholders may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent a stockholder from obtaining a market price equal to the purchase price such stockholder paid when the stockholder attempts to sell our securities in the open market. In these situations, the stockholder may be required either to sell our securities at a market price which is lower than the purchase price the stockholder paid, or to hold our securities for a longer period of time than planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies by using common stock as consideration or to recruit and retain managers with equity-based incentive plans.

We cannot assure you that our common stock will become listed on the American Stock Exchange, Nasdaq or any other securities exchange.

We plan to seek listing of our common stock on the American Stock Exchange or Nasdaq in the future. However, we currently fall far below the initial listing standards of those exchanges and there are no assurances that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our common stock on either of those or any other stock exchange. Until our common stock is listed on the American Stock Exchange or Nasdaq or another stock exchange, we expect that our common stock will continue to trade on the Over-The-Counter Bulletin Board, where an investor may find it difficult to dispose of our shares of common stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria set forth in such rule, imposes various requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, this SEC rule may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This circumstance could also make it more difficult for us to raise additional capital in the future.

We will incur increased costs as a result of being an operating public company.

As a public operating company, we will incur significant legal, accounting and other expenses not incurred by a private company. If our stock becomes listed on Nasdaq or another major exchange or if our total assets exceed $10 million at the end of any fiscal year, we will also incur additional compliance expenses. It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act of 2002, SEC proxy rules, other government regulations affecting public companies and/or stock exchange compliance requirements. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

Our common stock may be subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person's account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks

We have never paid nor do we expect in the near future to pay dividends.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock for the foreseeable future.

We and our security holders are not subject to some reporting requirements applicable to most public companies; therefore, investors may have less information on which to base an investment decision.

We do not have a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Therefore, we do not prepare proxy or information statements in accordance with Section 14(a) of the Exchange Act with respect to matters submitted to the vote of our security holders. Our officers, directors and beneficial owners of more than 10% of our common stock are not required to file statements of beneficial ownership on SEC Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act and beneficial owners of more than 5% of our outstanding common stock are not required to file reports on SEC Schedules 13D or 13G. Therefore, investors in our securities will not have any such information available in making an investment decision.

Our business may require additional capital for continued growth, and our growth may be slowed if we do not have sufficient capital.

The continued growth and operation of our business may require additional funding for working capital.  We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek debt financing and may be forced to incur significant interest expense. If we cannot secure sufficient funding, we may be forced to forego strategic opportunities or delay, scale back or eliminate operations, acquisitions, and other investments.

Our ability to obtain needed financing may be impaired by such factors as the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could have our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

We may fail to qualify for continued listing on the OTC Bulletin Board, which could make it more difficult for investors to sell their shares.

Our common stock is quoted on the Over the Counter Bulletin Board (“OTCBB”). There can be no assurance that quotation of our common stock will be sustained. In the event that our common stock fails to qualify for continued quotation, our common stock could thereafter only be quoted on the “pink sheets.” Under such circumstances, shareholders may find it more difficult to dispose of, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers such as financial institutions, hedge funds and other similar investors.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

The Company expects to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for the Company.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  The Company may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company.  The Company will not be responsible for the content of analyst reports and other writings and communications by investor relations firms not authored by the Company or from publicly available information.  The Company does not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.   In addition, investors in the Company may, from time to time, also take steps to encourage investor awareness through similar activities that may be undertaken at the expense of the investors.  Investor awareness activities may also be suspended or discontinued which may impact the trading market our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  We, and our shareholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of our common stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board or the OTCQB Marketplace (Pink OTC) or pink sheets.  Until such time as our restricted shares are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, which will constitute the entire available trading market.  The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices.  Since a small percentage of the outstanding common stock of the Company will initially be available for trading, held by a small number of individuals or entities, the supply of our common stock for sale will be extremely limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist.  Securities regulators have often cited factors such as thinly-traded markets, small numbers of holders, and awareness campaigns as hallmarks  of claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases.  There can be no assurance that the Company’s or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of the stock.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholder covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol “BZNE.OB since March 7, 2011 and prior to that under the symbol “ISFR”. The following table sets forth the high and low prices as reported on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.   Prior to May 19, 2011, there was no active market for our Common stock. As of September 20, 2011, there were approximately 70 holders of record of our Common stock.

Period	High	Low
May 19, 2011 through June 30, 2011	$5.50	$1.50

The last reported sales price of our Common stock on the OTC Bulletin Board on September 20, 2011 was $4.64  per share.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our Common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our Common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors”.

The following discussion and analysis is provided to increase the understanding of, and should be read in conjunction with, our unaudited condensed consolidated financial statements and related notes included elsewhere in this registration statement.  Historical results and percentage relationships among any amounts in these financial statements are not necessarily indicative of trends in operating results for any future period. This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements, which are not historical facts contained in this registration statement, including this Management’s discussion and analysis of financial condition and results of operation, and notes to our unaudited condensed consolidated financial statements, particularly those that utilize terminology such as “may” “will,” “should,” “expects,” “anticipates,” “estimates,” “believes,” or “plans” or comparable terminology are forward-looking statements. Such statements are based on currently available operating, financial and competitive information, and are subject to various risks and uncertainties. Future events and our actual results may differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, dependence on existing and future key strategic and strategic end-user customers, limited ability to establish new strategic relationships, ability to sustain and manage growth, variability of operating results, our expansion and development of new service lines, marketing and other business development initiatives, the commencement of new engagements, competition in the industry, general economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of our clients, the potential liability with respect to actions taken by our existing and past employees, risks associated with international sales, and other risks described herein and in our other filings with the Securities and Exchange Commission.

The safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934 excludes issuers of “penny stock” (as defined under Rule 3a51-1 of the Securities Exchange Act of 1934). Our common stock currently falls within that definition.

All forward-looking statements in this document are based on information currently available to us as of the date of this registration statement, and we assume no obligation to update any forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Company Overview

Biozone Pharmaceuticals, Inc. (formerly, International Surf resorts, Inc.)  was incorporated under the laws of the State of Nevada on December 4, 2006 to operate as an internet-based provider of international surf resorts, camps and guided surf tours.  The Company proposed to engage in the business of vacation real estate and rentals related to its surf business and it owns the website isurfresorts.com.  During late February 2011, the Company began to explore alternatives to its original business plan.  On February 22, 2011, the prior officers and directors resigned from their positions and the Company appointed a new President, Director, principal accounting officer and treasurer and began to pursue opportunities in medical and pharmaceutical technologies and products. On March 1, 2011, the Company changed its name to Biozone Pharmaceuticals, Inc.

Since March 2011, the Company has been engaged primarily in seeking opportunities related to its intention to engage in medical and pharmaceutical businesses. On May 16, 2011, the Company acquired substantially all of the assets and assumed all of the liabilities of Aero Pharmaceuticals, Inc. pursuant to an Asset Purchase Agreement dated as of that date.  Aero manufactures markets and distributes a line of dermatological products under the trade name of Baker Cummins Dermatologicals.

On June 30, 2011, we entered into stock purchase agreements with the shareholders of BioZone Laboratories, Inc. (“BioZone Labs”) pursuant to which we purchased 100% of the outstanding common stock of BioZone Labs.  Also on that date, we entered into LLC Membership Interest Purchase Agreements with the members of Equalan Pharmaceuticals, LLC (“Equalan”) and Equachem LLC (“Equachem”) pursuant to which we purchased 100% of the outstanding membership interests of Equalan and Equachem and LLC Membership Interest Purchase Agreements with certain members of BetaZone LLC (“BetaZone”) pursuant to which we purchased 45% of the outstanding membership interests of BetaZone (we refer to BioZone Labs, Equalan and Equachem as the “Biozone Labs Group”. Historically, the BioZone Labs Group has operated as a developer, manufacturer, and marketer of over-the-counter drugs and preparations, cosmetics, and nutritional supplements on behalf of health care product marketing companies and national retailers. In addition, the BioZone Labs Group has been developing its proprietary drug delivery technology as an enhancement for approved, generic prescription drugs that are limited due to poor stability or bioavailability or variable absorption.

Reverse Merger

Pursuant to authoritative accounting guidance, we accounted for the purchase of the BioZone Labs Group as a “Reverse Merger”, with each of BioZone Labs, Equalan and Equachem, treated as an acquiring corporation in the merger. Accordingly, we have set forth below Management’s Discussion and Analysis of Financial Condition and Results of Operations for each acquiring entity.

Results of Operations – On a consolidated basis giving effect to the June 30, 2011 acquisition of the BioZone Labs Group

Three Months Ended June 30, 2011 Compared to the Three Months Ended June 30, 2010:

Sales. Sales for the three months ended June 30, 2011 and 2010 were $2,570,936 and $3,142,405 respectively. The decrease in sales of $571,469 primarily was attributable to delays in customer orders from decreased end-user demand.

Cost of Sales and Gross Profit. Cost of sales for the three months ended June 30, 2011 and 2010 was $1,308,278 and $1,496,158, respectively, resulting in gross profit of $1,262,658 and $1,646,247, respectively. The gross profit percentage for the three months ended June 30, 2011 and 2010 was approximately 49% and 52%, respectively. The decrease in gross profit of $383,589 results from the decrease in sales and the decrease in gross profit percentage, which primarily resulted from increased raw material costs.

Operating Expenses. We had total operating expenses of $1,722,374 for the three months ended June 30, 2011 as compared to $1,453,256 for the three months ended June 30, 2010. The increase in operating expenses of $269,118 is primarily attributable to legal, accounting, consulting and placement agency fees related to the acquisition of the BioZone Labs Group.

Interest Expense. We incurred interest expense of $108,686 for the three months ended June 30, 2011 as compared to $94,490 for the three months ended June 30, 2010. The increase in interest expense of $14,196 results from increased borrowings.

Income (Loss) Before Income Taxes. The foregoing resulted in income (loss) before income taxes of $568,402 for the three months ended June 30, 2011 as compared to net income of $98,961 for the three months ended June 30, 2010, an increase in net loss of $627,363.

Six Months Ended June 30, 2011 Compared to the Six Months Ended June 30, 2010:

Sales. Sales for the six months ended June 30, 2011 and 2010 were $5,007,315 and $6,618,001, respectively. The decrease in sales of $1,610,686 primarily was attributable to delays in customer orders from decreased end-user demand.

Cost of Sales and Gross Profit. Cost of sales for the six months ended June 30, 2011 and 2010 was $2,523,364 and $3,155,186, respectively, resulting in gross profit of $2,483,951 and $3,462,815, respectively. The gross profit percentage for the six months ended June 30, 2011 and 2010 was approximately 50% and 52%, respectively. The decrease in gross profit of $978,864 results from the decrease in sales and the decrease in gross profit percentage, which primarily resulted from increased raw material costs.

Operating Expenses. We had total operating expenses of $3,373,365 for the six months ended June 30, 2011 as compared to $3,033,022 for the six months ended June 30, 2010. The increase in operating expenses of $340,343 primarily is attributable to incremental payroll expense at BioZone Labs and legal, accounting, consulting and placement agency fees related to the acquisition of the BioZone Labs Group.

Interest Expense. We incurred interest expense of $222,195 for the six months ended June 30, 2011 as compared to $199,727 for the six months ended June 30, 2010. The increase in interest expense results from increased borrowings.

Income (Loss) Before Income Taxes. The foregoing resulted in a loss before income taxes of $1,111,609 for the six months ended June 30, 2011 as compared to income before income taxes of $230,762 for the six months ended June 30, 2010, an increase in net loss of $1,342,371.

Liquidity and Capital Resources

As of June 30, 2011, our current assets were $6,443,588, as compared to $4,195,769 at December 31, 2010. As of June 30, 2011, our current liabilities were $7,542,531, as compared to $4,800,757 at December 31, 2010. Operating activities used net cash of $850,273 for the six months ended June 30, 2011, as compared to using net cash of $472,516 for the six months ended June 30, 2010.

During the six months ended June 30, 2011, investing activities provided net cash of $576,344, comprised primarily of cash acquired in connection with the Aero acquisition. During the six months ended June 30, 2010, investing activities used net cash of $52,558 to acquire property and equipment.

During the six months ended June 30, 2011, net cash of $1,862,139 was provided by financing activities, consisting of proceeds from the issuance of convertible notes of $2,250,000 on March 29,2011, offset by financing costs of $150,364 and repayments of existing debt of $234,755, as compared to net cash provided by financing activities of $148,622 during the comparable six-month period ended June 30, 2010, which consisted of net advances from a shareholder of $367,444, offset by repayments of existing debt of $218,822.

Our net loss for the year ended December 31, 2010 and the six months ended June 30, 2011 was $458,287 and $1,111,609, respectively. We anticipate that we will continue to generate losses from operations for the foreseeable future as we invest in research and development activities in furtherance of our business plan of advancing our drug delivery technology. As of June 30, 2011, we had cash and cash equivalents of $1,839,685 and negative working capital of $1,098,944. On August 15, 2011, the holder of the notes payable – bank declared the entire unpaid balance and accrued interest of the notes immediately due and payable as a result of a default caused by the acquisition of the BioZone Labs Group referred to above.  On September 9, 2011, the notes and all accrued interest were paid in full.

Results of Operations - On a separate company basis

BioZone Labs

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009:

Sales.  Sales for the year ended December 31, 2010 and 2009 were $13,354,712 and $12,594,387 respectively. The increase in sales of $760,325 primarily was attributable to orders from new customers.

Cost of Sales and Gross Profit.  Cost of sales for the year ended December 31, 2010 and 2009 was $7,676,217 and $6,726,757 respectively, resulting in gross profit of $5,678,495 and $5,867,630, respectively.  The gross profit percentage for the year ended December 31, 2010 and 2009 was approximately 42% and 47%, respectively. The decrease in gross profit of $189,135 and reduction in gross profit percentage primarily is attributable to an increase in sales of product with reduced margins offset by an increase in sales.

Operating Expenses. We had total operating expenses of $6,062,008 for the year ended December 31, 2010 as compared to $5,626,082 for the year ended December 31, 2009. The increase in operating expenses of $435,926 is primarily attributable to an increase in payroll and related costs and a general increase to support the growth in sales.

Interest Expense. We incurred interest expense of $403,555 for the year ended December 31, 2010 as compared to $450,808 for the year ended December 31, 2009. The decrease in interest expense of $47,253 results from reduced borrowings under equipment leases and reduced rates on bank debt.

Net Loss / Income. As a result of the foregoing, we realized a net loss of $691,123 for the year ended December 31, 2010 as compared to net loss of $180,810 for the year ended December 31, 2009 an increase in net loss of $510,313.

Equalan

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009:

Sales.  Sales for the year ended December 31, 2010 and 2009 were $852,465 and $712,333 respectively. The increase in sales of $140,132 primarily was attributable to acquiring new customers.

Cost of Sales and Gross Profit.  Cost of sales for the year ended December 31, 2010 and 2009 was $326,348 and $551,114 respectively, resulting in gross profit of $526,117 and $161,129, respectively. The gross profit percentage for the year ended December 31, 2010 and 2009 was approximately 62% and 23%, respectively. The increase in gross profit of $364,898 and increase in gross profit percentage primarily are attributable to a change in mix of products sold and a write down of inventory in 2009.

Operating Expenses. We had total operating expenses of $347,600 for the year ended December 31, 2010 as compared to $345,337 for the year ended December 31, 2009. The increase in operating expenses of $2,263 is primarily attributable to an increase in employee benefit costs.

Interest Expense. We incurred interest expense of $28,803 for the year ended December 31, 2010 as compared to $21,789 for the year ended December 31, 2009. The increase in interest expense of $7,014 results from increased borrowings under our notes payable – bank.

Net Loss / Income. As a result of the foregoing, we realized net income of $149,714 for the year ended December 31, 2010 as compared to a net loss of $205,907 for the year ended December 31, 2009 an increase in net income of 355,621.

Income tax benefit. We received a deferred income tax benefit of $95,945 and $28,450 for the years ended December 31, 2010 and 2009, respectively, due to losses sustained.  The effective income tax benefit as a percentage of loss before income tax benefit was approximately 12% and 14% which varies from the expected Federal tax rate of 34% due to valuation allowances applied to net operating loss carryforwards.

Equachem

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009:

Sales.  Sales for the year ended December 31, 2010 and 2009 were $292,015 and $230,194, respectively. The increase in sales of $61,821 primarily was attributable to an increase in sales to our largest customer.

Royalties.  Royalties for the year ended December 31, 2010 and 2009 were $95,518 and $48,800, respectively. The increase in royalties of $46,718 primarily was attributable to an increase in royalties from our largest customer.

Cost of Sales and Gross Profit.  Cost of sales for the year ended December 31, 2010 and 2009 was $50,067 and $41,035 respectively, resulting in gross profit of $337,466 and $189,159, respectively. The gross profit percentage for the year ended December 31, 2010 and 2009 was approximately 79% and 82%, respectively. The increase in gross profit of $148,307 results from an increase in sales offset by a reduction in gross profit percentage.

Operating Expenses. We had total operating expenses of $217,756 for the year ended December 31, 2010 as compared to $191,973 for the year ended December 31, 2009. The increase in operating expenses of $25,783 is primarily attributable to increased legal fees related to patent prosecution.

Net Loss / Income. As a result of the foregoing, we realized net income of $119,710 for the year ended December 31, 2010 as compared to a net loss of $2,814 for the year ended December 31, 2009 an increase in net income of $122,524.

Liquidity and Capital Resources

BioZone Labs

As of December 31, 2010 our current assets were $3,970,603 as compared to $4,209,289 at December 31, 2009.  As of December 31, 2010 our current liabilities were $4,954,319, as compared to $4,465,118 at December 31, 2009.  Operating activities used net cash of $359,174 for the year ended December 31, 2010 as compared to providing net cash of $586,373 for the year ended December 31, 2009.

During the year ended December 31, 2010 and 2009 investing activities used net cash of $131,007 and $25,995, respectively, for the purchase of property and equipment.

During the year ended December 31, 2010, net cash of $65,105 was provided by financing activities, consisting of advances from shareholders of $375,321, offset by repayments of existing debt of $257,923 and net shareholder distributions from 580 Garcia LLC of $52,293, as compared to net cash used by financing activities of $227,958 during the year ended December 31, 2009 which consisted of repayments of existing debt of $360,946 and net shareholder distributions from 580 Garcia LLC of $62,755 offset by advances from a shareholder of $195,743.

Our net loss for the year ended December 31, 2010 and 2009 was $691,123 and $180,810, respectively. We anticipate that we will continue to generate losses from operations for the foreseeable future as we invest in research and development activities in furtherance of our business plan of advancing our drug delivery technology. As of December 31, 2010 we had cash and cash equivalents of $117,121 and negative working capital of $983,716.

On August 15, 2011, the holder of the notes payable – bank declared the entire unpaid balance and accrued interest of the notes immediately due and payable as a result of a default caused by the acquisition of the BioZone Labs Group referred to above.  On September 9, 2011, the notes and all accrued interest were paid in full.

Equalan

As of December 31, 2010 our current assets were $732,582 as compared to $563,244 at December 31, 2009.  As of December 31, 2010 our current liabilities were $701,532, as compared to $689,131 at December 31, 2009.  Operating activities provided net cash of $78,047 for the year ended December 31, 2010 as compared to providing net cash of $301,702 for the year ended December 31, 2009.

During the year ended December 31, 2010 investing activities used net cash of $961 for the purchase of intangible assets. During the year ended December 31, 2009 there were no cash flows from investing activities.

During the year ended December 31, 2010 and 2009 net cash of $63,097 and $90,000, respectively, was used by financing activities consisting of repayments of existing debt.

Our net income for the year ended December 31, 2010 was $149,714 and our net loss for the year ended December 31, 2009 was $180,810. We anticipate that we will continue to generate losses from operations for the foreseeable future as we invest in research and development activities in furtherance of our business plan of advancing our drug delivery technology. As of December 31, 2010 we had cash and cash equivalents of $53,042 and working capital of $31,050.

On August 15, 2011, the holder of the notes payable – bank declared the entire unpaid balance and accrued interest of the notes immediately due and payable as a result of a default caused by the acquisition of the BioZone Labs Group referred to above.  On September 9, 2011, the notes and all accrued interest were paid in full.

Equachem

As of December 31, 2010 our current assets were $617,314 as compared to $293,534 at December 31, 2009.  As of December 31, 2010 our current liabilities were $405,268, as compared to $201,198 at December 31, 2009.  Operating activities provided net cash of $52,375 for the year ended December 31, 2010 as compared to using net cash of $265 for the year ended December 31, 2009.

During the year ended December 31, 2010 and 2009 there were no cash flows from investing or financing activities.

Our net income for the year ended December 31, 2010 was $119,710 and our net loss for the year ended December 31, 2009 was $2,814. We anticipate that we will continue to generate losses from operations for the foreseeable future as we invest in research and development activities in furtherance of our business plan of advancing our drug delivery technology. As of December 31, 2010 we had cash and cash equivalents of $58,532 and working capital of $211,846.

Off –Balance Sheet Arrangements

As of June 30, 2011, we had no material off-balance sheet arrangements other than operating leases.

Contractual Obligations

On June 30, 2011, the Company entered into three year employment agreements with each of its President/Chief Scientific Officer, Executive Vice President and Chief Operating Officer, who are also shareholders of the Company.  Two of such employment agreements provide for annual salaries of $200,000 each and one that provides for an annual salary of $150,000.  Pursuant to the terms of the agreements, each of these officers is eligible to participate in the Company’s long term incentive compensation programs and is entitled to an annual bonus if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board, subject to certain claw back rights. The agreements provide for payments of six months’ severance in the event of early termination (other than for cause).

Impact of Inflation

The impact of inflation upon our revenue and income/(loss) from continuing operations during each of the past two fiscal years has not been material to our financial position or results of operations for those years because we do not maintain significant  inventories whose costs are affected by inflation.

Properties

Our facilities are located in Pittsburg, California and Miami, Florida. BioZone Labs manufactures its products in a 20,000 s.f., cGMP facility owned by 580 Garcia Avenue, LLC, its consolidated VIE. Also it fills and stores its products at a 60,000 sq. ft. rented facility located at 701 Willow Road, Pittsburg, CA, which provides for annual rentals of $343,470.

We lease approximately 1,500 square feet of office space at 4400 Biscayne Boulevard, Miami, Florida where we employ one sales professional for our Baker Cummins brand products. The lease expires on October 31, 2012 and provides for annual rentals of approximately $23,700.

In July 2011, we entered into a lease for approximately 3,869 square feet of laboratory space in Princeton, NJ where we intend to establish our lipid manufacturing and scale up facility. The lease expires July 20, 2016. Rent expense is approximately $7,575 per month.

Seasonality

Due to the nature of the products sold by BioZone Labs, which include cough/cold remedies, its business is cyclical. Approximately two thirds of BioZone Labs' revenue is generated in the second half of the calendar year.

Off-Balance Sheet Transactions

We have no material off-balance sheet transactions.

Royalty Obligation – Terminated

Aero was a party to an Asset Purchase Agreement (the "Ivax Agreement"), dated as of September 25, 2006, with Ivax Laboratories, Inc. pursuant to which Aero acquired the Baker Cummins product line. Aero agreed to pay to Ivax a 10% royalty on net sales, until $1 million is paid, and 5% thereafter. Royalty expense for the years ended December 31, 2010 and 2009 were $28,445 and $56,033, respectively. Aero had $278,460 of accrued royalties payable as of December 31, 2010.  Upon payment of $224,000 for satisfaction of outstanding royalties, the Ivax Agreement was amended on April 25, 2011 to eliminate all continuing royalty obligations under the Agreement.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and related disclosures in the financial statements. Management considers an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made, and changes in the estimate or different estimates that could have been selected could have a material impact on our consolidated results of operations or financial condition.

Basis of Consolidation

The consolidated financial statements BioZone Pharmaceuticals, Inc. include the accounts of BioZone Pharmaceuticals, Inc. and its subsidiaries, all of which are wholly owned except for BetaZone, which is 45% owned. In addition, the Company consolidates the accounts of 580 Garcia Properties, LLC, (“580 Garcia”) which owns the land and building used by BioZone Labs and is owned by one of the former owners of the BioZone Lab Group.  The Company is a guarantor of 580 Garcia’s mortgage loan payable on the property.

The consolidated financial statements of BioZone Labs include the accounts of BioZone Laboratories, Inc. and 580 Garcia. We have determined that 580 Garcia meets the conditions of ASC Topic 810 as a Variable Interest Entity, and therefore has consolidated the accounts of 580 Garcia into its financial statements.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include, but not limited to, the collectability of accounts receivable and deferred taxes and related valuation allowances. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Revenue Recognition

BioZone Labs operates as a contract manufacturer and produces finished goods according to customer specifications. Equalan sells its merchandise directly to dermatologists and to an online retailer. Equachem operates as a reseller of pharmaceutical raw materials and licensor of intellectual property. The agreements with customers for each of the companies do not contain any rights of return other than for goods that fail to meet the specifications provided by the customer. None of the companies has experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns is provided. We record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

Revenue from the licensing of intellectual property is recorded when reported to us by the licensee.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which  defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long-term credit obligations approximate fair value because the effective yields on these obligations are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

 Level 1 — quoted prices in active markets for identical assets or liabilities

 Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

 Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash and cash equivalents. We maintain our cash accounts at high quality financial institutions with balances, at times, in excess of Federally insured limits. Management believes that the financial institutions that hold our deposits are financially sound and therefore pose minimal credit risk.

Research and development

Research and development expenditures are charged to operations as incurred.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations, and cash flows when implemented.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This standard results in a common requirement between the FASB and the International Accounting Standards Board (IASB) for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 is effective for fiscal years and interim periods beginning after December 15, 2011.

In June, 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” ASU 2011-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011.

BUSINESS

Overview

We are a manufacturer of pharmaceutical products.  We operate through our four wholly owned subsidiaries: Biozone Labs, Equalan, Equachem and Baker Cummins. We are an integrated pharmaceutical company with two primary business lines:

•
We develop, manufacture and distribute proprietary brands of over-the-counter (OTC) pharmaceuticals, cosmetic and beauty products and pharmaceutical ingredients, and manufacture third party brands of such products for our contract manufacturing customers through our healthcare product business; and

•
We are developing generic prescription pharmaceutical products that utilize our QuSomes®, LiquaVail®, HyperSorb® and EquaSomes drug delivery technology (the “BioZone Technology”) to enhance drug product characteristics through our pharmaceutical business

Our primary market for our healthcare product business is the United States. Our contract manufacturing customers are regional and national distributors and retailers of healthcare products. Our proprietary branded OTC and cosmetic and beauty product customers are drug wholesalers, physicians who use and resell our products in their physician practices and customers who purchase our products over the internet. In addition, we sell pharmaceutical ingredients to various healthcare supply manufacturers.

We are directing our research and development efforts towards applying the BioZone Technology to drug molecules currently used in approved, generic prescription (Rx) drugs. In many cases, the benefits of such molecules are limited due to poor stability or bioavailability or variable absorption. In those cases, our technology may increase the benefit of the therapy by improving stability, bioavailability or absorption. The BioZone Technology can be applied to the injectable or oral route of administration as well other delivery pathways, such as topical, buccal, rectal, intra-vaginal or transdermal. The BioZone Technology utilizes a unique, proprietary lipid that spontaneously forms thermodynamically stable lipid vesicles (liposomes), which encapsulate the drug molecule with a membrane that enhances drug stability, bioavailability and absorption.

Our core business strategy for our health care product business is to grow the portfolio of our proprietary OTC, cosmetic and beauty and physician use brands and capture the increased margins provided by our manufacturing capability.

Our core business strategy for our pharmaceuticals business is to exploit our unique drug delivery technology to develop and obtain FDA approval for the marketing and sale of branded generic pharmaceutical products. We intend to seek regulatory approval for our drug candidates by filing “505(b)(2)” applications,  an appealing regulatory pathway alternative that permits companies to obtain FDA approval of new drug new drug applications (NDAs) by relying, in part, on the agency’s findings for a previously approved drug. Created in 1984 as part of the Hatch-Waxman Amendments to the Federal Food, Drug and Cosmetic Act, the 505(b)(2) application is intended to encourage sponsors to develop innovative medicines using currently available products. According to Section 505(b)(2) guidelines, an NDA approval can be obtained for a new drug without conducting the full complement of safety and efficacy trials and without a “right of reference” from the original applicant. In addition, we may seek regulatory approval for certain drug candidates by filing an abbreviated NDA (ANDA), which is filed for a proposed drug that is identical to a reference listed drug and demonstrates its bioequivalence.

We operate through several wholly owned subsidiaries. We conduct our contract manufacturing business and pharmaceutical business through BioZone Labs; our branded OTC and cosmetic and beauty product distribution business through Equalan and Baker Cummins; and our pharmaceutical ingredient distribution and BetaZone Technology licensing business through Equachem. We have licensed the use of the BioZone Technology to BetaZone for application in certain products marketed and to be marketed in Mexico, Central America and South America, and for application in certain products marketed outside of countries in those regions. We own a 45% interest in BetaZone.

Currently we have one reportable segment. However, we are evaluating how best to review and evaluate the operating performance of and allocate resources to our operating business units.

BioZone Labs was incorporated under the laws of the State of California on June 2, 1992. Equalan was formed as a limited liability company under the laws of the State of California on January 2, 2007. Initially, Equachem was formed as a limited liability company under the laws of the State of California on March 12, 2007 under the name Chemdyn, LLC. Its name was changed to Equachem, LLC on July 25, 2007. BetaZone was formed as a Florida limited liability company on November 7, 2006. Baker Cummins Corp. was incorporated under the laws of the State of Nevada on March 31, 2011.

Our principal executive offices are located at 550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632. Our telephone number is (201) 608-5101.

BioZone®, Glyderm®,  P&S®, UltraMide® , Acquaderm® ,QuSomes®, LiquaVail®, and HyperSorb® are trademarks that we own. Each trademark, trade name or service mark of any other company appearing in this Registration Statement on Form S-1 belongs to its respective holder.

Healthcare Product Business

The BioZone Lab Group was founded by Daniel Fisher and Dr. Brian Keller. Since 1987, we have operated as a developer, manufacturer, and marketer of over-the-counter drugs and preparations, cosmetics, and nutritional supplements.

BioZone Labs is registered with the FDA as a drug manufacturer.  We manufacture our products in a 20,000 s.f., cGMP facility located at 580 Garcia Avenue, Pittsburg, CA and we fill and store our products at a 60,000 sq. ft. facility located at 701 Willow Road, Pittsburg, CA. Our facilities include a full range of high to moderate speed custom filling and packaging equipment for jars, tubes, and bottles. Our personnel include technical support professionals for product development, packaging and labeling; quality control & quality assurance professionals for attention to conformity with government and customer specifications; and chemists for processing and testing.

Contract Manufacturing

Historically, our core business has been to develop and manufacture OTC pharmaceuticals and cosmetic and beauty products on behalf of health care product marketing companies and national retailers. Our customers include Matrix Initiatives, Bliss World, GNC, Shaklee and Dr. Brandt Skincare.

We provide products for skin care, body care and hair care, liquid soaps, oral drops and sprays, cosmetics, health & beauty aids, nasal sprays, liquid dietary supplements and other OTC drug preparations including topical and gel cap drugs. The following is a list of products that we manufacture:

OTC Products

•	Hair conditioners and shampoos for treatment of eczema and psoriasis

•	External analgesics

•	Skin protectants

•	Anti-fungal products

•	Topical anesthetics

•	Nasal sprays

•	Wound care products

•	Acne products

•	Cough and cold products

•	Anti-itch products

•	Skin lightening products

 Cosmetic and Beauty Products

•	AHA and Beta Hydroxy products

•	Instant firming serums

•	Anti-aging products

•	Body lotions

•	Eye creams

•	Moisture creams and lotions

•	Facial scrubs

•	Facial masks

Dietary Supplements

•	Vitamins

•	Minerals

•	Herbal remedies

Proprietary Brands

In addition to manufacturing products on behalf of third parties, we develop and manufacture proprietary brands of OTC consumer healthcare products and sell those products to national wholesalers, ecommerce retailers such as Drugstore.com and Skinstore.com, physician offices and consumers. Currently, we are marketing two brands of dermatological products: Baker-Cummins and Glyderm.

Baker Cummins

On May 12, 2011, we acquired the Baker Cummins line of proprietary scalp and skin care products from Aero. Baker Cummins markets a line of proprietary scalp and skin care products, which can be used to treat dry commonly seen skin and scalp conditions.   Our products are sold over the counter (“OTC”) and include liquids and lotions. We outsource our research and development, and manufacturing, and concentrate our efforts on the marketing of our products.

Our product portfolio consists of the following:

P&S Liquid	We market P&S Liquid as a treatment for symptoms of psoriasis and seborrhea dermatitis by helping to loosen and remove dried skin from the scalp.

P&S Shampoo
We market P&S Shampoo as a specially formulated shampoo designed to remove residual P&S Liquid from the hair. It contains salicylic acid to control recurrent flaking and scaling of the scalp associated with seborrheic dermatitis and psoriasis

Ultramide 25 Lotion and Ultra Mide-D	We market Ultramide 25 Lotion and Ultramide D as skin lotions that soften and moisturize dry, rough, cracked and calloused skin. Ultramide 25 contains a stable 25% urea formulation.

X-Seb T Pearl Shampoo and X-Seb T Plus Shampoo
We market X-Seb T Pearl Shampoo and X-Seb T Plus Shampoo as therapeutic tar shampoos that relieve itching, irritation, redness, flaking and scaling associated with dandruff, seborrheic dermatitis and psoriasis of the scalp.

Acquaderm Cream	We market Aquaderm Cream as a hypoallergenic, non-comedogenic and non-greasy concentrated facial formula that provides maximum moisturization of the skin

Further to our core business strategy for our health care product business, we have begun to manufacture the Baker Cummins line at our manufacturing facility and are selling the products through our distribution channels. The product portfolio consists of the following:

Product	Indication or Target Market

P&S Liquid	Treatment for symptoms of psoriasis and seborrhea dermatitis by helping to loosen and remove dried skin from the scalp

P&S Shampoo
Specially formulated shampoo designed to remove residual P&S Liquid from the hair. It contains salicylic acid to control recurrent flaking and scaling of the scalp associated with seborrheic dermatitis and psoriasis

Ultramide 25 Lotion and Ultra Mide-D	Skin lotions that soften and moisturize dry, rough, cracked and calloused skin

X-Seb T Pearl Shampoo and X-Seb T Plus Shampoo	Therapeutic tar shampoos that relieve itching, irritation, redness, flaking and scaling associated with dandruff, seborrheic dermatitis and psoriasis of the scalp

Acquaderm Cream	Hypoallergenic, non-comedogenic and non-greasy concentrated facial formula that provides maximum moisturization of the skin.

Glyderm Skin Care

We acquired the Glyderm line of anti-aging products from Valeant Pharmaceuticals Inc. in 2007. Glyderm products have been used by dermatologists for over 20 years in office procedures to treat acne, skin discolorations, removal of fine lines and wrinkles and skin resurfacing. The products include glycolic acid peels and moisturizers. We manufacture the Glyderm line at our manufacturing facility. The product portfolio consists of the following:

Product	Indication or Target Market

Glycolic Acid Peels – 20% to 70%	Health care practioners for in office use to improve the texture and tone of the skin and clean out pores and help even out pigmentation and give the face a fresher appearance.

Glyderm Gentle Cleanser (0.2%)	pH balanced, soap-free, non-irritating formula, which may be used on sensitive skin.

Exfoliating Cream Series (5%)	Patients beginning the Glyderm program to help to minimize the appearance of pigmentation irregularities, maintain the results of the six-week office facial program and soften fine lines

Exfoliating Cream Plus Series (10%)	Patients who have successfully used the Exfoliating Cream Series (5%);

Exfoliating Cream Plus Series with Glycolic Acid (12%) and Salicylic Acid	Patients with dry skin who have successfully used the Glyderm Cream Plus (10%)

Exfoliate Lotion Series (5%)	Patients with normal skin to help to minimize the appearance of pigmentation irregularities, maintain the results of the six-week office facial program and soften fine lines

Exfoliate Lotion Plus (10%)	Patients who have successfully used the Exfoliate Lotion Series (5%)

Exfoliate Lotion Lite Series (5%)	Patients with normal to oily skin to help to minimize the appearance of pigmentation irregularities, maintain the results of the six-week office facial program and soften fine lines.

Product	Indication or Target Market

Exfoliate Lotion Lite Plus (10%)	Patients who have successfully used the Exfoliate Lotion Lite Series (5%)

Exfoliate Solution Series, Solution (5%)	Patients with oily, non-sensitive skin to help to minimize the appearance of pigmentation irregularities, maintain the results of the six-week office facial program and soften fine lines

Exfoliate Solution Plus (10%)	Patients who have successfully used the Exfoliate Solution Series, Solution (5%)

Exfoliate Solution Plus 12% – Combination of Glycolic and Salicylic acids	Patients who have successfully used the Exfoliate Solution Plus (10%)

Hydrotone Moisturizers (Without Glycolic Acid)	Patients with dry or mature skin to alleviate the appearance of dryness associated with exfoliation

Hydrotone Lite	Patients with normal to oily skin

Hydrotone Max	Patients with extremely dry or mature skin

Glyderm Specialty Products

Product	Indication or Target Market

Simply Sunscreen SPF 30	Paba free, UVA and UVB protection sunscreen for patients of all ages and skin types to help prevent sunburn

Glyderm Gentle Eye	Blend of antioxidants and vitamin K to help hydrate skin around the eyes and reduce the appearance of dark under-eye circles

All Climates Body Lotion (10%)	Fast-absorbing Glycolic 10% lotion for patients with all skin types for use in all climates and all seasons to alleviate the appearance of dryness

Gly Mist (0.1%)	Mineral water spray that contains Glycolic acid for patients with all skin types

Gly Masque (3%)	Combination of Glycolic esters and natural rare earth for patients with all skin types to make the skin feel invigorated and smooth

Intense C Serum PM – 7.5% L-Ascorbic Acid
Form of vitamin C suitable for topical application to provide antioxidant protection, defend against damaging UVA and UVB rays, and to contribute to collagen synthesis for patients with aging and mature skin types

Pharmaceutical Business

In the mid-1990s, we initiated an aggressive research and development program in conjunction with the late Dr. Dan Lasic, then the world's leading authority on liposomes, and our own in-house scientific team led by Dr. Brian Keller. BioZone Labs, over a five-year period, discovered a self-forming liposome later trademarked QuSomes. These were much more efficient and less costly to synthesize than traditional liposomes, and more effective in passively targeting encapsulated drugs to the specific target sites. We also discovered how to successfully apply the technology of oral delivery in an encapsulation technology trademarked HyperSorb and via transdermal delivery with iontophoresis.

The BioZone Technology - QuSomes®, LiquaVail®, HyperSorb® and EquaSomes

QuSomes

We refer to the pegylated lipid used in dermatological drugs as QuSomes. Our Glyderm Specialty Product, Intense C Serum PM – 7.5% L-Ascorbic Acid, is formulated with QuSomes. We intend to use QuSomes more broadly in prescription, generic and soon to be generic, dermatological drug products that are in our pipeline. For example, we have formulated Amphotericin B, an anti-fungal drug, and corticosteroids, which are anti-inflammatory drugs, with QuSomes. In addition, we have licensed the QuSome technology to our 45% owned subsidiary, BetaZone, for use in dermatological drugs sold in Mexico, Central America and South America. BetaZone has developed more than twenty QuSome enhanced dermatological drug products, which it has licensed to marketers of drug products in South America. These include mometasone, a corticosteroid used for dermatosis, and combination mometasone/anti-fungal, used for inflammatory fungal infections.

We have formulated cyclosporine A, a protein used in the drug product Restasis® (Allergan) to increase tear production for patients with dry eyes, with QuSomes.

LiquaVail

We refer to the pegylated lipid used in liquid oral drug products as LiquaVail. We intend to use LiquaVail in prescription, generic and soon to be generic, oral drug products that are in our pipeline. We have formulated posaconazole, an anti-fungal drug used to treat systemic fungal infections acquired from HIV infection and cancer chemotherapy treatment, and itraconazole, an anti-fungal drug used for the same purpose, with LiquaVail.

HyperSorb

We refer to the pegylated lipid used in gelatin capsules as HyperSorb. We intend to use HyperSorb in prescription, generic and soon to be generic, drug products. We have licensed the HyperSorb technology to BetaZone for use in drugs sold outside the United States.  BetaZone has successfully formulated atorvastatin, the API contained in Lipitor® (Pfizer) with HyperSorb.

EquaSomes

We refer to the pegylated lipid used in injectable drug products as EquaSomes. We intend to use EquaSomes in prescription, generic and soon to be generic, injectable drug products. For example, we have formulated posaconazole, an anti-fungal drug used to treat systemic fungal infections acquired from HIV infection, cisplatin, an anti-cancer agent, propofol, a general anesthetic, docetaxol, an anti-cancer agent, and other high volume sales drugs with EquaSomes.

Intellectual Property

The following table lists all patents and patent applications related to the BioZone Technology:

Patent Title	Patent or Application Number	Filing or Effective Date

Delivery of biologically active material in a liposomal formulation for administration into the mouth	5891465	April, 1999

Liposomal delivery by iontophoresis	6048545	April, 2000

Compounds and methods for inhibition of phospholipase A2 and cyclooxygenase-2	6495596	December, 2002

Self-forming, thermodynamically stable liposomes and their applications	6610322	August, 2003

Oral Liposomal Delivery System	6776924	April, 2004

Self-forming, thermodynamically stable liposomes and their applications	6958160	October, 2005

Patent Title	Patent or Application Number	Filing or Effective Date

Compounds and methods for inhibition of phospholipase A2 and cyclooxygenase-2	6998421	February, 2006

Self-forming, thermodynamically stable liposomes and their applications	7150883	December, 2006

Self-forming, thermodynamically stable liposomes and their applications	7718190	May, 2010

Self-forming, thermodynamically stable liposomes and their applications	4497765 - Japan	April, 2010

X-conazoles plus Qusomes

EQUA-001 (regular application) “Enhanced Delivery of Antifungal Agents”	12/006,820	Jan. 4, 2008

EQUA-001 PCT, “Enhanced Delivery of Antifungal Agents”	PCT/US2009/000003	Jan 2, 2009

EQUA-001 JP	Filed through PNLG

EQUA-001 EP, KEMP (N.111618 JHS/eg)	09701160.5	Jan 2, 2009

EQUA-003 (P), “Enhanced Delivery of Antifungal Agents”	61/128,011	May 16, 2008

EQUA-012 (R)	12/454,387	May 15, 2009

Pure PEG-Lipid Conjugates

EQUA-013	61/217,627	June 2, 2009

EQUA-017P	61/284,065	December 12, 2009

EQUA-024R	12/802,197	June 1, 2010

EQUA-024 PCT	PCT/US2010/001590	June 1, 2010

Cyclosporin formulation

EQUA-016P	61/273,656	August 5, 2009

EQUA-025R	12/802,200	June 1, 2010

EQUA-025 PCT	PCT/US2010/001589	June 1, 2010

Rapamycin

EQUA-018P	61/276,953	Sept 19, 2009

EQUA-027R "Method of treatment with Rapamycin"	12/924,038	Sept 18, 2010

EQUA-027 PCT "Pharmaceutical compositions of Rapamycin"	PCT/US2010/002547	Sept 18, 2010

Growth Strategy

Health Care Products

Our growth strategy for our Health Care Product business is based on the following:

•	Increase sales of our proprietary branded products by adding new customers and selling additional products to existing customers;

•	Develop line extensions of existing products to increase sales;

•	Reformulate existing products using the BioZone Technology to increase effectiveness and generate additional sales;

•	Develop, acquire and/or in-license new branded products for sale to our customers;

•	Establish marketing agreements with strategic partners; and

•	Acquire businesses that can contribute to our growth strategy.

Our goal is to utilize maximum manufacturing capacity for proprietary brands with excess capacity devoted to profitable contract manufacturing. We intend to increase gross revenue and net profit by manufacturing and selling multiple lines of high margin consumer health products through ecommerce, direct marketing and healthcare professionals.

Pharmaceuticals

•	Our growth strategy for our pharmaceutical business is based on the following:

•	Expand our manufacturing capabilities to include production of our proprietary purified lipids;

•	Select several drug products from our pipeline for development under 505(b)(2) or ANDA regulatory approval pathways

•	Create final pharmaceutical formulations to demonstrate commercialization;

•	Seek out-license opportunities while advancing towards regulatory approval; and

•	Obtain regulatory approval for, and market our own proprietary branded generic products.

Our goal is to out license or obtain final approval for commercialization of high margin proprietary drug products, which we intend to distribute and sell to national wholesalers and through ecommerce, direct marketing and healthcare professionals.

Research and Development

Our current research and development activities primarily consist of drug product formulation and analytical method development. We intend to conduct animal toxicology studies necessary for regulatory approval through third party contractors. We have limited research and development activities focused on drug discovery or clinical trials.

Customers and Marketing

Contract Manufacturing

We employ two sales and marketing professionals who market our R&D, formulation and manufacturing services to potential customers. We are dependent on three customers for a significant portion of our business. During 2010 and 2009, approximately 50% of our revenue was generated by sales of products to these customers.  If any of these three customers discontinues or substantially reduces its purchases from us, it may have a material adverse effect on our business and financial condition. We believe, however, that we have good relationships with our customers. We have agreements with our customers, which include prompt payment discount, and various fee and rebate obligation arrangements. Our agreements do not require customers to purchase any specific volumes of our products.

Proprietary Brands

We employ three professionals who market our proprietary branded products directly to physicians and customers via the internet. In addition, we sell our products via ecommerce retailers and to drug wholesalers and medical parties located throughout the United States. We intend to establish co-marketing agreements with strategic partners from time to time.  We have agreements with our customers, which include prompt payment discount, and various fee and rebate obligation arrangements. Our agreements do not require customers to purchase any specific volumes of our products.

Pharmaceuticals

We intend to market our prescription pharmaceutical products to drug wholesalers, hospitals and hospital buying groups located throughout the United States. We intend to establish co-marketing agreements with strategic partners from time to time.

Manufacturing

The primary raw materials used in making products for our contract manufacturing customers and our proprietary brands are readily available in large quantities from multiple sources. We believe that our manufacturing capabilities comply with the FDA’s current Good Manufacturing Practice (“cGMP”).  Currently, we outsource the synthesis of the lipids to a toll manufacturer who assembles the lipids to our specifications. The loss of this manufacturer would detrimentally impact our healthcare supply business but would not have a material adverse effect on our overall business and results of operations because we could identify a replacement supplier in the event we lost our relationship with this vendor. We believe our relationship with this vendor is good. We intend to establish our own lipid R&D and manufacturing facility that will be capable of supplying sufficient quantity of lipids for our needs.

Competition

The market for contract manufacturing services is highly competitive and gross margins are low. Our direct competition consists of numerous contract manufacturers, many of which have greater financial and other resources than we do. If one or more other OTC contract manufacturers significantly reduce their prices in an effort to gain market share, our gross revenue from health care supply services, profitability or market position could be adversely affected.

The market for OTC health care products is highly competitive and promotion sensitive. Our direct competition consists of numerous drug manufacturers and marketers, many of which have greater financial and other resources than we do. If one or more other pharmaceutical manufacturers significantly reduce their prices or significantly increase their promotional activity in an effort to gain market share, our gross revenue from sales of proprietary health care products, profitability or market position could be adversely affected.

The success of our pharmaceutical business depends in part upon maintaining a competitive position in the development of product candidates and technologies in an evolving field in which developments are expected to continue at a rapid pace. We compete with other drug delivery, biotechnology and pharmaceutical companies, research organizations, individual scientists and non-profit organizations engaged in the development of alternative drug delivery technologies. Our product candidates compete against alternative therapies or alternative delivery systems for each of the medical conditions our product candidates address, independent of the means of delivery. Many of our competitors have substantially greater research and development capabilities, experience, marketing, financial and managerial resources than we have.

The market for generic and branded generic prescription drugs is subject to intense competition from other generic drug manufacturers, brand-name pharmaceutical companies launching their own generic version of a branded product (known as an authorized generic), manufacturers of branded drug products that continue to produce those products after patent expirations and manufacturers of therapeutically similar drugs.

Government Regulation

The manufacturing, processing, formulation, packaging, labeling, testing, storing, distributing, advertising and sale of our products are subject to regulation by one or more U.S. agencies, including the FDA, the FTC, the DEA and the Consumer Product Safety Commission (CPSC), as well as several foreign, state and local agencies in localities in which our products are sold. In addition, we manufacture and market certain of our products in accordance with standards set by organizations, such as the United States Pharmacopeial Convention, Inc. (USP) and NSF International (NSF). We believe that our policies, operations and products comply in all material respects with existing regulations.

U.S. Food and Drug Administration

The FDA has jurisdiction over our ANDA, NDA and OTC monograph drug products and dietary supplements. The FDA’s jurisdiction extends to the manufacturing, testing, labeling, packaging, storage and distribution of these products.

The majority of our OTC pharmaceuticals are regulated under the OTC monograph system and subject to certain FDA regulations. OTC medicines, other than those approved by an ANDA or NDA application, are marketed under regulations referred to as “OTC monographs”, which have been established through the FDA’s OTC Review that follow notice-and-comment rulemaking procedures. Under the OTC monograph system, selected OTC drugs are generally recognized as safe and effective and do not require the submission and approval of an ANDA or NDA prior to marketing. The FDA OTC monograph system includes well-known ingredients and specifies requirements for permitted indications, required warnings and precautions, allowable combinations of ingredients and dosage levels. Drug products marketed under the OTC monograph system must conform to specific quality and labeling requirements; however, these products generally can be developed with fewer regulatory hurdles than those products that require the filing of an ANDA or NDA.

It is, in general, less costly to develop and bring to market a product produced under the OTC monograph system. From time to time, adequate information may become available to the FDA regarding certain ANDA or NDA drug products that will allow the reclassification of those products as no longer requiring the approval of an ANDA or NDA prior to marketing. For this reason, there may be increased competition and lower profitability related to a particular product should it be reclassified to the OTC monograph system. In addition, regulations may change from time to time, requiring formulation, packaging or labeling changes for certain products. The Company cannot predict whether new legislation regulating our activities will be enacted or what effect any legislation would have on our business.

We intend to market generic prescription drugs and other products that have switched from prescription to OTC status. These products require approval by the FDA through its ANDA or NDA processes prior to commercialization. Based on current FDA regulations, ANDAs and NDAs provide information on chemistry, manufacturing and change control, bioequivalence, packaging and labeling. The ANDA development process generally requires less time and expense for FDA approval than the NDA process. For approval of an ANDA, we must demonstrate that the product is bioequivalent to a marketed product that has previously been approved by the FDA and that our manufacturing process meets FDA standards. This approval process for an ANDA may require that bioequivalence studies be performed using a small number of subjects in a controlled clinical environment, and for certain topical generic products, demonstration of efficacy in comparative full end-point clinical studies. Depending on the specific product, other types of studies may be required by the FDA. Approval time for the industry currently averages 26.7 months from the date an ANDA is submitted. Changes to a product marketed under an ANDA or NDA are governed by specific FDA regulations and guidelines that define when proposed changes can be implemented and whether prior FDA notice and/or approval is required.

Under the Drug Price Competition and Patent Term Restoration Act of 1984 (the Hatch-Waxman Amendments to the Federal Food, Drug and Cosmetic Act), a company submitting an NDA can obtain a three-year period of marketing exclusivity for an Rx product or an Rx to OTC switch product if the company performs a clinical study that is essential to FDA approval of the NDA. Longer periods of exclusivity are possible for new chemical entities and orphan drugs. These exclusivity periods prevent other companies from obtaining approval of any ANDAs for a similar or equivalent generic product. Where three years of exclusivity is granted to the initiating company, we will be unable to market the product unless we establish a relationship with the company having exclusive marketing rights. There can be no assurance that, in the event we apply for FDA approvals, we will obtain the approvals to market Rx or Rx to OTC switch products or, alternatively, that we will be able to obtain these products from other manufacturers.

Under the Federal Food, Drug and Cosmetic Act (FFDCA), a manufacturer may obtain an additional six months (which, under certain circumstances, may be extended to one year) of exclusivity if the innovator conducts pediatric studies requested by the FDA on the product. This exclusivity will, in certain instances, delay FDA approval and the sales by us of certain ANDA and other products.

If we are first to file our ANDA and meet certain requirements relating to the patents owned or licensed by the brand company, we may be entitled to a 180-day generic exclusivity period for that product. When a company submits an ANDA, the company is required to include a patent non-infringement certification to certain patents that cover the innovator product. If the ANDA applicant challenges the validity of the innovator’s patent or certifies that its product does not infringe the patent, the product innovator may sue for infringement. The legal action would not ordinarily result in material damages but could prevent us from introducing the product if it is not successful in the legal action. We would, however, incur the cost of defending the legal action and that action could have the effect of triggering a statutorily mandated delay in FDA approval of the ANDA for a period of up to 30 months. In addition, if exclusivity is granted to us, there can be no assurance that we will be able to market the product at the beginning of the exclusivity period or that the exclusivity will not be shared with other generic companies, including authorized generics. It is possible that more than one applicant files the first ANDA on the same day and exclusivity is shared. This may happen by chance, but more likely when there is a certain type of innovator exclusivity that prevents the filing of all ANDAs until a specific date. As a result of events that are outside of our control, we may forfeit our exclusivity. Finally, if we are not first to file our ANDA, the FDA may grant 180-day exclusivity to another company, thereby effectively delaying the launch of our product.

All facilities where Rx and OTC drugs are manufactured, tested, packaged, stored or distributed must comply with FDA cGMPs. All of our ANDA, NDA and OTC drug products are manufactured, tested, packaged, stored and distributed according to cGMP regulations. The FDA performs periodic audits to ensure that our facilities remain in compliance with all appropriate regulations. The failure of a facility to be in compliance may lead to a breach of representations made to store brand customers or to regulatory action against our related to the products made in that facility, including suspension of or delay in ANDA approvals, seizure, injunction or recall. Serious product quality concerns could also result in governmental actions against us that, among other things, could result in the suspension of production or distribution of our products, product seizures, loss of certain licenses or other governmental penalties, and could have a material adverse effect on our financial condition or operating results. In addition, several bills have been introduced in Congress that could, if enacted, affect the manufacture and marketing of Rx and OTC drugs. We cannot predict whether new legislation regulating our activities will be enacted or what effect any legislation would have on our business.

On June 25, 2007, the FDA issued Final Good Manufacturing Practice (GMP) Regulations specific to Dietary Supplements, which became effective as they relate to our company on June 25, 2008. We believe that we are in compliance with the regulations.

Consumer Product Safety Commission

Under the Poison Prevention Packaging Act (PPPA), the CPSC has authority to designate that dietary supplements and pharmaceuticals require child-resistant packaging to help reduce the incidence of accidental poisonings. The CPSC has published regulations requiring iron-containing dietary supplements and numerous pharmaceuticals to have child resistant packaging, and has established rules for testing the effectiveness of child-resistant packaging and for ensuring senior adult effectiveness.

The Consumer Product Safety Improvement Act of 2008 (CPSIA) amended the Consumer Product Safety Act (CPSA) to require that the manufacturer of any product that is subject to any CPSC rule, ban, standard or regulation certify that based on a reasonable testing program the product complies with such requirements. This certification applies to pharmaceuticals and dietary supplements that require child-resistant packaging under the PPPA. The CPSC has lifted the stay of enforcement of the certification requirement and the regulation has been in effect since February 9, 2010.

Federal Trade Commission

The FTC exercises primary jurisdiction over the advertising and other promotional practices of marketers of dietary supplements and OTC pharmaceuticals and often works with the FDA regarding these practices. The FTC considers whether a product’s claims are substantiated, truthful and not misleading. The FTC is also responsible for reviewing mergers between and acquisitions of pharmaceutical companies exceeding specified thresholds and investigating certain business practices relevant to the healthcare industry. The FTC could challenge these business practices in administrative or judicial proceedings. For example, in accordance with the Medicare Prescription Drug Improvement and Modernization Act of 2003, agreements between NDA and ANDA holders relating to settlements of patent litigation involving paragraph IV certifications under the Hatch-Waxman Act, as well as agreements between generic applicants that have submitted ANDAs containing paragraph IV certifications where the agreement concerns either company’s 180-day exclusivity, must be submitted to the FTC (and the United States Department of Justice) for review.

State Regulation

Most states regulate foods and drugs under laws that generally parallel federal statutes. We are also subject to other state consumer health and safety regulations that could have a potential impact on our business if we are ever found to be non-compliant. Additionally, logistics facilities that distribute generic prescription drugs are required to be registered within each state. License requirements and fees vary by state.

United States Pharmacopeial Convention

The USP is a non-governmental, standard-setting organization. By reference, the Federal Food, Drug and Cosmetic Act incorporates the USP quality and testing standards and monographs as the standards that must be met for the listed drugs, unless compliance with those standards is specifically disclaimed on the product’s labeling. USP standards exist for most Rx and OTC pharmaceuticals and many nutritional supplements. The FDA typically requires USP compliance as part of cGMP compliance.

Product Liability

The sale of pharmaceutical products can expose the manufacturer or marketer of such products to product liability claims by consumers. A product liability claim, if successful and in excess of our insurance coverage, could have a material adverse effect on our financial condition. We maintain product liability insurance policies which provide coverage in the amount $5 million per claim and $5 million in the aggregate.

Seasonality

Due to the nature of the products sold by BioZone Labs, which include cough/cold remedies, its business is cyclical. Approximately two thirds of BioZone Labs' revenue is generated in the second half of the calendar year.

Properties

Our facilities are located in Pittsburg, California and Miami, Florida. BioZone Labs manufactures its products in a 20,000 s.f., cGMP facility owned by 580 Garcia Avenue, LLC, its consolidated VIE. Also it fills and stores its products at a 60,000 sq. ft. rented facility located at 701 Willow Road, Pittsburg, CA, which provides for annual rentals of $343,470.

We lease approximately 1,500 square feet of office space at 4400 Biscayne Boulevard, Miami, Florida where we employ one sales professional for our Baker Cummins brand products.  The lease expires on October 31, 2012 and provides for annual rentals of approximately $23,700.

Our rent expense for our Miami facility is as follows:

	Monthly	Yearly

Nov 1, 2009 - Oct 31, 2010	$1,928	$23,132

Nov 1, 2010- Oct 31, 2011	$1,995	$23,941

Nov 1, 2011 - Oct 31, 2012	$2,064	$24,779

In July 2011, we entered into a lease for approximately 3,869 square feet of laboratory space in Princeton, NJ where we intend to establish our lipid manufacturing and scale up facility. The lease expires July 20, 2016. Rent expense is approximately $7,575 per month.

 Employees

We currently employ 68 full time employees at our Pittsburg, CA facilities and one full time employee in Miami, Florida. These employees perform various research and development, manufacturing, sales, marketing and administration functions. We believe that our relations with our employees are good.

Legal Proceedings

We are not involved in any pending legal proceeding or litigations that would have a material impact upon our business or results of operations.  To the best of our knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on our business or results of operations.

MANAGEMENT

The following persons are our executive officers and directors on September 20, 2011, and hold the positions set forth opposite their respective names.

EXECUTIVE OFFICERS AND DIRECTORS

Name	Age	Position

Roberto Prego-Novo	68	Chairman

Elliot M. Maza	56	Chief Executive Officer, Chief Financial Officer and Secretary

Brian Keller	55	President, Chief Scientific Officer and Director

Christian Oertle	39	Chief Operating Officer

Daniel Fisher	68	Executive Vice President and Director

Roberto Prego-Novo, Chairman.  Since 1974, Mr. Novo has served as the President of Laboratorios Elmor S.A., a Venezuelan pharmaceutical company.  Mr. Novo served as the Vice President, Latin America, of Teva Pharmaceutical Industries Limited from 2006 to 2010 and as the Vice President, Latin America, of IVAX Corporation from 2006 to 2008. Mr. Prego-Novo served as our President and Principal Accounting Officer from February 24, 2011 to June 30, 2011. Mr. Prego-Novo was chosen to be a director based on his extensive pharmaceutical industry experience.

Elliot M. Maza, J.D., C.P.A., Chief Executive Officer, Chief Financial Officer and Secretary.  Elliot Maza serves as our Chief Executive Officer, Chief Financial Officer and Secretary. From May 2006 until the present time, Mr. Maza has served as Chief Financial Officer of Intellect Neurosciences, Inc., a biotechnology company focused on the development of therapeutics for Alzheimer’s disease. From December 2003 to May 2006, Mr. Maza served as Chief Financial Officer of Emisphere Technologies, Inc., a biopharmaceutical company specializing in oral drug delivery. He was a partner at Ernst and Young, LLP from March 1999 to December 2003. During the period from May 1989 to March 1999, Mr. Maza served as an Associate and subsequently Vice President in the Fixed Income divisions of Goldman Sachs, Inc. and JP Morgan Securities, Inc. Mr. Maza practiced tax and corporate law at Sullivan and Cromwell in New York from September 1985 to April 1989. Mr. Maza has served on the Board of Directors and as Chairman of the Audit Committee of several biotech and pharmaceutical companies. Mr. Maza received his B.A. degree from Touro College in New York and his J.D. degree from the University of Pennsylvania Law School. He is a licensed C.P.A. and a member of the Bar in the states of New York and New Jersey.

Brian Keller, Pharm.D., President, Chief Scientific Officer and Director.  Dr. Keller co-founded BioZone Laboratories, Inc. with Mr. Daniel Fisher in 1989, and has served as its Executive Vice President and Chief Scientific Officer since that time. Dr. Keller is the inventor of the Company’s QuSomes, LiquaVail, and HyperSorb technology. Dr. Keller graduated from University of California, San Diego, in 1979 with a BS in biology, and received his doctorate in pharmacy from University of California, San Francisco, in 1983. Dr. Keller is a registered pharmacist.  Dr. Keller was chosen to be a director of the Company based on his foregoing experience.

Christian Oertle, Chief Operating Officer.  Christian Oertle serves as our Chief Operations Officer. From May 2003 until the present time, Mr. Oertle has served as the General Manager of BioZone Laboratories, Inc. From May 2000 to May 2003, Mr. Oertle served as the Director of Product Research and Development for BioZone Laboratories, Inc. Prior to May 2000 Mr. Oertle worked as a formulation chemist at BioZone Laboratories, Inc; Bertek Pharmaceuticals, a division of Mylan Laboratories (formerly Penederm Incorporated); and Alza Corporation. Mr. Oertle holds a Bachelors of Science Degree in Chemistry from University of California at Davis.

Daniel Fisher, Executive Vice President and Director.  Mr. Fisher co-founded BioZone Laboratories, Inc. with Dr. Brian Keller in 1989, and has served as its President since that time, primarily focusing on the Company’s contract manufacturing business. Mr. Keller graduated from San Francisco State University in 1967 with a BS in Marketing.  Mr. Fisher was chosen to be a director of the Company based on the foregoing.

Family Relationships

There are no family relationships between the officers and directors listed above.

Employment Agreements

On June 30, 2011, we entered into an employment agreement with Dr. Keller pursuant to which Dr. Keller will serve as our President and Chief Scientific Officer for a period of three years in consideration for an annual salary of $200,000.  Pursuant to the terms of his employment agreement, Dr. Keller shall be eligible to participate in the Company’s long term incentive compensation programs and shall be entitled to an annual bonus if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board and subject to certain claw back rights.

On June 30, 2011, we also entered into an employment agreement with Christian Oertle pursuant to which Mr. Oertle will serve as our Chief Operating Officer for a period of three years in consideration for an annual salary of $150,000.  Pursuant to the terms of his employment agreement, Mr. Oertle shall be eligible to participate in the Company’s long term incentive compensation programs and shall be entitled to an annual bonus if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board which shall be subject to certain claw back rights.

On June 30, 2011, we also entered into an employment agreement with Daniel pursuant to which Mr. Fisher will serve as our Executive Vice President for a period of three years in consideration for an annual salary of $200,000.  Pursuant to the terms of the his employment agreement, Mr. Fisher shall be eligible to participate in the Company’s long term incentive compensation programs and shall be entitled to an annual bonus if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board which shall be subject to certain claw back rights.

Involvement in Certain Legal Proceedings

Except as set forth in the director and officer biographies above, to the Company’s knowledge, during the past ten (10) years, none of the Company’s directors, executive officers, promoters, control persons, or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law

Directors’ and Officers’ Liability Insurance

The Company has obtained directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions.  Such insurance also insures us against losses which we may incur in indemnifying our officers and directors.  In addition, the Company may enter into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and the Company’s Articles of Incorporation and Bylaws.

Board Independence

We currently have three directors serving on our Board of Directors: Mr. Novo, Mr. Fisher and Mr. Keller.  We are not a listed issuer and, as such, are not subject to any director independence standards.  Using the definition of independence set forth in the rules of the American Stock Exchange, Mr. Novo, Mr. Fisher and Mr. Keller would not be considered an independent director of the Company.

Meetings of the Board of Directors

The Company’s board of directors did not hold any formal meetings during the fiscal year ended December 31, 2011.

Board Committees

We currently do not maintain any committees of the Board of Directors. Given our size and the development of our business to date, we believe that the board through its meetings can perform all of the duties and responsibilities which might be contemplated by a committee.  Our board of directors is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee, in the near future. We intend to appoint such persons to the committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange, and we are under no obligation to do so.

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to separate these roles because it allows us to separate the strategic and oversight roles within our board structure.

Our Board of Directors is primarily responsible for overseeing our risk management processes.  The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company, our company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Code of Ethics

We have not yet adopted a Code of Ethics although we expect to as we develop our infrastructure and business.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by the executive officers listed below.  No other executive officers had annual compensation in excess of $100,000 during the last fiscal year.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Elliot Maza	2010	--	--	--	--	--	--	--	--
(1)	2009	--	--	--	--	--	--	--	--
Brian Keller	2010	$100,000	--	--	--	--	--	$24,771	$124,771
(2)	2009	$100,000	--	--	--	--	--	$34,179	$134,179
Daniel Fisher	2010	$112,000	--	--	--	$3,360	--	$35,149	$150,509
(3)	2009	$112,000	--	--	--	$3,360	--	$30,930	$146,290
Christian Oertle	2010	$100,000	--	--	--	--	--	$5,498	$105,498
(4)	2009	$100,000		--	--	--	--	$5,429	$105,429
Roberto Prego-Novo	2010	0	0	0	0	0	0	0	0
(5)	2009	--	--	--	--	--	--	--	--
Eduardo Biancardi President, Secretary, CFO	2010	0	0	0	0	0	0	0	0
(6)	2009	0	0	0	0	0	0	0	0
Timothy Neely, Chief Operating Officer	2010	0	0	0	0	0	0	0	0
(7)	2009	0	0	0	0	0	0	0	0

(1)           Appointed as Chief Executive Officer, Chief Financial Officer and Secretary on June 30, 2011

(2)           Appointed as President and Chief Scientific Officer on June 30, 2011

(3)           Appointed as Executive Vice President on June 30, 2011

(4)           Appointed as Chief Operating Officer on June 30, 2011

(5)           Appointed as President on February 24, 2011.  Resigned from all officer positions and appointed as Chairman of the Board of Directors on June 30, 2011.

(6)           Resigned from all positions on February 24, 2011

(7)           Resigned from all positions on February 22, 2011

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards issued to our named executive officers as of December 31, 2010.

Director Compensation

The Company does not have any compensation arrangements for members of its Board of Directors.

Stock Incentive Plan

As of December 31, 2010, the Company has not adopted a stock incentive plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members, that exceeded $120,000.

We manufacture our products and conduct our research and development activities in a 20,000 s.f., cGMP manufacturing and laboratory facility located at 580 Garcia Avenue, Pittsburg, CA, which we rent from 580 Garcia Properties, LLC, a related company. Related party rent expense for this facility for the year ended December 31, 2010 and 2009 was $291,528 in each year.

Phillip Frost, M.D., through Frost Gamma Investments Trust, beneficially owned approximately 46% of Aero’s issued and outstanding capital stock, Roberto Prego-Novo, our Chairman, owned approximately 23% of Aero’s issued and outstanding capital stock through Olyrca Trust.  Each of Dr. Frost and Mr. Prego-Novo beneficially own approximately 5.35% and 3.70%, respectively (excluding, with respect to Mr. Prego-Novo, 1,000,000 shares of which he disclaims ownership), of our issued and outstanding capital stock following the Asset Purchase.  Dr. Frost acquired his shares in February and March, 2011 for approximately $0.027 per share and Mr. Prego-Novo acquired his shares in March 2011 for approximately $0.03 per share.  These prices were negotiated at arm’s length when we had no viable business and prior to the acquisition of Aero and prior to a final letter of intent with Biozone Laboratories shareholders. Mr. Steven D. Rubin, a director of Aero and executive of the Frost Group, owns 30,000 of our shares which he acquired for $0.05 per share.

Santana Martinez, one of our former directors, provided office space to us at no charge. Our financial statements will reflect, as occupancy costs, the fair market value of that space, which is approximately $150 per month. We treated the usage of the office space as additional paid-in capital and charged the estimated fair value rent of $150 per month to operations. We recorded total rent expense of $1,800 for the year ended December 31, 2010 and total rent expense of $1,800 for the year ended December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of September 20, 2011 regarding the beneficial ownership of our common stock, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our executive officers; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o BioZone Pharmaceuticals, Inc., 550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632.  Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of September 16, 2011, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)(2)

5% Owners:
ISR Investments LLC (2) 1097 Country Coach Dr., Suite 705 Henderson, Nevada 89002	12,548,001	18.63%
Aero Pharmaceuticals, Inc. 4400 Biscayne Boulevard Miami, FL 33137	8,331,396	12.33%

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)(2)

Frost Gamma Investments Trust (3) 4400 Biscayne Boulevard Miami, FL 33137	3,606,500	5.34%
Nian Wu 103 Sassafras Court, North Brunswick, NJ	6,650,000	9.85%
Executive Officers and Directors:
Brian Keller	6,650,000	9.85%
Daniel Fisher	6,650,000	9.85%
Christian Oertle	1,050,000	1.55%
Elliot Maza	0	0%
Roberto Prego-Novo (4)	2,500,000	3.70%
All executive officers and directors as a group (5 person)	16,850,000	24.95%

(1)	Based on 67,543,310 shares of our common stock issued and outstanding as of September 21, 2011.

(2)
Santana Martinez has sole voting and investment control over the securities held by ISR Investments LLC. Santana Martinez, Michelle Neely and Michael Muellerleile are the members of ISR Investments LLC. Excludes 1,000,000 shares held by Timothy Neely, an affiliate of Michelle Neely, as to which ISR Investments LLC disclaims beneficial ownership. Pursuant to an escrow agreement 13,548,001 shares of our common stock held will be cancelled under certain circumstances following closing of the Aero Purchase.

(3)	Dr. Phillip Frost has sole voting and investment control over the securities held by Frost Gamma Investments Trust.

(4)
Mr. Prego-Novo, our sole officer and director, has sole voting and investment control over the securities held by Olyrca Limited Partnership. Excludes 1,000,000 shares of common stock as to which Mr. Prego-Novo disclaims beneficial ownership.

SELLING STOCKHOLDER

Up to 8,345,310 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holder and consist of:

•
8,345,310 shares of our restricted common stock, issued pursuant to an Asset Purchase Agreement dated as of May 16, 2011 by and among the Company, Baker Cummins Corp. and Aero Pharmaceuticals, Inc. (the “APA” and the transaction, the “Asset Purchase”)

The transaction by which the selling stockholder acquired its securities from us was exempt under the registration provisions of the Securities Act. As a result of the Asset Purchase, we acquired the business of the selling stockholder consisting of the manufacturing, marketing and distribution of dermatological products under the trade name of Baker Cummins Dermatologicals (“Baker Cummins”).

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholder may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholder in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholder and the shares of our Common stock offered by them in this prospectus. The selling stockholder has had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, the selling stockholder has sole voting and investment power with respect to the shares of common stock set forth opposite its name.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 67,543,310 shares of Common stock outstanding as of September 21, 2011.

	Ownership Before Offering		After Offering (1)
Selling Stockholder	Number of Shares of Common stock Beneficially Owned	Number of Shares Offered	Number of Shares of Common stock Beneficially Owned	Percentage of Common stock Beneficially Owned
Aero Pharmaceuticals	8,345,310	8,345,310	0	0%
Total	--	8,345,310	--	--
___________

(1)
Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholder after completion of this offering or otherwise.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have authorized 100,000,000 shares of capital stock, par value $0.001 per share, all of which are designated as common stock.

Capital Stock Issued and Outstanding

We have issued and outstanding securities on a fully diluted basis 67,543,310 shares of common stock and warrants to purchase that number of shares as described in “Bridge Warrants” below.

Common Stock

The holders of the Common Stock will be entitled to one vote per share. In addition, the holders of the Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Common Stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of the Common Stock will have no preemptive, subscription, redemption or conversion rights.

Dividend Policy

We have not previously paid any cash dividends on our Common Stock and do not anticipate or contemplate paying dividends on our Common Stock in the foreseeable future.  We currently intend to use all our available funds to develop our business.  We can give no assurances that we will ever have excess funds available to pay dividends.

Bridge Notes

The Bridge Notes have an aggregate principal amount of $2,250,000 and mature on the earlier of September 29, 2011 or the closing date of the Target Transaction (which is defined as a transaction pursuant to which the Company will acquire one or more businesses or companies approved by the holders) financing (such earlier date, the “Maturity Date”).  The entire principal amount and any accrued and unpaid interest shall be due and payable in cash on the Maturity Date.  The Notes bear interest at the rate of 10% per annum.

The principal and interest shall not be prepaid except in connection with the consummation of the Target Transaction financing, in which case the holder may elect either to (i) convert all of the principal and accrued and unpaid interest then outstanding into the transaction securities at a price per share or unit, as the case may be, equal to 80% of the price at which such securities are sold or (ii) require the Company to repay the principal amount then outstanding and any accrued and unpaid interest in cash.

Warrants

Bridge Warrants

The Bridge Warrants expire five years after the date of issue.  The Bridge Warrants have an initial exercise price of 120% of the price of the Target Transaction financing (the “Financing Share Price”).  The Bridge Warrant entitles the holder to purchase the number of shares of common stock and/or other securities, including units of securities, sold in the Target Transaction equal to the Bridge Warrant Coverage (as defined herein) (a) multiplied by $2,250,000 and (b) divided by the Financing Share Price.  “Warrant Coverage” means (i) 50% if closed on or prior to 120 days, (ii) $75% if closed after 120 days but before 150 days and (iii) 100%, if closed after 150 days, after the closing of a private placement.  The Bridge Warrant is exercisable in cash or, while a registration statement covering the shares of common stock and/or other securities issuable upon exercise of the Bridge Warrant, or an exemption from registration, is not available, by way of a “cashless exercise”.  The exercise price of the Warrant is subject to a “full ratchet” anti-dilution adjustment for a period of one year.  This adjustment provides that, in the event that the Company issues certain securities at a price lower than the then applicable exercise price, the exercise price of the Bridge Warrant shall be immediately reduced to equal the price at which the Company issued the securities.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-K, except those that have been previously reported in our filings with the Securities and Exchange Commission.

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust, or other enterprise (including heirs and personal representatives) against all expenses, liability, and loss actually and reasonably incurred.

We also have a director and officer indemnification agreement with our sole executive officer and director that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnity shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnity against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnity in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors

Our Amended and Restated Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

PLAN OF DISTRIBUTION

This prospectus includes 8,345,310 shares of common stock offered by the selling stockholder, Aero Pharmaceuticals, Inc. (“Aero”), a Florida corporation.  Aero purchased its securities pursuant to an Asset Purchase Agreement dated as of May 16, 2011 by and among the Company, Baker Cummins Corp., a Nevada corporation, and Aero (the “APA”).

In accordance with Section 7.2 of the APA, which is incorporated by reference herein, Aero shall distribute its shares of common stock to its shareholders pursuant to the plan of liquidation, which is contemplated by the APA.

Aero intends to make a pro-rata distribution to holders of the common stock of Aero of record no later than December 31, 2011 (the “Aero Record Date Holders”) of the shares of common stock of the Company held by Aero, which were acquired by Aero in connection with the APA.  Presently, Aero, which has 111,145,001 shares of common stock outstanding, owns 8,345,310 shares of the Company’s common stock (out of approximately 67,543,310 shares outstanding).  The Company has informed Aero that it will make a cash payment, in lieu of issuing fractional shares, to the Aero Record Date Holders who would otherwise be entitled to receive fractional shares upon the distribution by Aero of its shares of the Company’s common stock.  The Company will deliver such cash amount to Aero so that Aero will pay such cash amount directly to the Aero Record Date Holders at the time it makes its cash distribution to the Aero Record Date Holders.  In addition, the stock of the Company to be distributed to the Aero Record Date Holders (other than the fractional shares for which a cash payment will be made) will be placed in a Nevada statutory trust for the benefit of the Aero Record Date Holders entitled to receive such shares.  Distribution of these shares will be made subsequent to registration of the shares by the Company or at such time as they may be distributed pursuant to an exemption from the registration requirements under the securities laws, subject to the right of the trustees to sell the shares, in which case the proceeds will be distributed.

As a result, Aero will pay to each Aero Record Date Holder a pro-rata distribution of shares of the Company’s common stock owned by Aero, including (a) the fractional cash amount to be paid to Aero by the Company, which would otherwise be paid by the Company to Aero Record Date Holders entitled to receive fractional shares of the Company’s common stock upon the pro-rata distribution of shares of the Company’s common stock owned by Aero based on the contemplated 1-for-13.32 exchange ratio (based on the number of outstanding shares of Aero common stock and the number of shares of the Company’s common stock held by Aero, one whole share of the Company’s common stock will be distributed for approximately 13.32 shares of Aero common stock); and (b) with respect to the Aero Record Date Holders who would have otherwise been entitled to receive whole shares of the Company’s common stock upon the distribution by Aero of its shares of the Company’s common stock, the appropriate number of units in the trust representing the right to receive the appropriate number of the whole shares of the Company’s common stock upon the registration of such shares under federal securities laws or at such time that they may be distributed pursuant to an exemption from the registration requirements, subject to the right of the trustees to sell the shares and distribute the proceeds.

The final distribution, consisting of payment of the fractional cash amount and the placement of the Company’s whole shares in trust (and the related distribution of units in the trust), is in complete cancellation of Aero’s common stock.

LEGAL MATTERS

Sichenzia Ross Friedman and Ference LLP (“SRFF”), New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The financial statements for the fiscal year ending December 31, 2010 included in this prospectus have been audited by Paritz and Co., an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of Common stock offered by this prospectus. The registration statement contains additional information about us and the shares of Common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act.  You may request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Elliot Maza, Chief Executive Officer and Chief Financial Officer, Biozone Pharmaceuticals, Inc., 550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632. Our telephone number is (201) 608-5101. The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

PART 1: FINANCIAL INFORMATION
ITEM 1 – FINANCIAL STATEMENTS

BIOZONE PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$1,839,685	$251,475
Account receivable net of allowance for doubtful accounts
$147,212 and $118,356, respectively	1,671,362	1,397,414
Inventories	2,838,159	2,503,598
Prepaid expenses and other current assets	94,382	43,282
Total current assets	6,443,588	4,195,769

Property and equipment, net	3,139,251	3,262,133
Non-marketable investment	61,335	61,335
Deferred financing costs, net	176,671	35,363
Goodwill	1,299,309	-
	4,676,566	3,358,831

Total Assets	$11,120,154	$7,554,600

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

Note payable - bank	2,154,121	2,258,184
Accounts payable	1,435,491	963,853
Accrued expenses and other current liabilities	296,825	129,477
Notes payable - shareholder	1,100,185	1,102,926
Convertible note payable	2,250,000	-
Deferred income tax	69,018	69,018
Current portion of long term debt	236,892	277,299
Total current liabilities	7,542,532	4,800,757

Long Term Debt	3,211,366	3,275,978

Shareholders' equity
Common stock, $.001 par value, 100,000,000 shares authorized, 67,029,396 and
37,698,000 shares issued and outstanding at Jun 30, 2011 and 2010, respectively	67,029	37,698
Additional paid-in capital	2,331,771	361,102
Accumulated deficit	(2,032,544)	(920,935)

Total shareholders' equity	366,256	(522,135)

Total liabilities and shareholders' equity	$11,120,154	$7,554,600
See accompanying notes to consolidated financial statements

BIOZONE PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE (LOSS)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Sales	$2,570,936	$3,142,405	$5,007,315	$6,618,001

Cost of sales	(1,308,278)	(1,496,158)	(2,523,364)	(3,155,186)

Gross profit	1,262,658	1,646,247	2,483,951	3,462,815

Operating Expenses:
General and adminstrative expenses	1,583,738	1,328,220	3,091,559	2,776,756
Depreciation expense	85,244	80,861	166,650	161,606
Research and development expenses	53,392	44,175	115,156	94,660
Total Operating Expenses	1,722,374	1,453,256	3,373,365	3,033,022

Income (Loss) from operations	(459,716)	192,991	(889,414)	429,793

Interest expense	(108,686)	(94,490)	(222,195)	(199,727)

Income (Loss) before provision for income taxes	(568,402)	98,501	(1,111,609)	230,066

Provision for income taxes		(40,000)		(92,000)

Net income (loss) including noncontrolling interest	(568,402)	58,501	(1,111,609)	138,066

Less: Net (loss) attributable to noncontrolling interest		(460)		(696)

Net income (loss) attributable to Biozone	$(568,402)	$58,961	$(1,111,609)	$138,762

Income (Loss) per common share	$(0.01)	$0.002	$(0.03)	$0.004

Basic and diluted weighted average common share outstanding	41,388,416	37,698,000	39,543,208	37,698,000

See accompanying notes to consolidated financial statements

BIOZONE PHARMACEUTICAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2011	2010

Cash flows from operating activities
Net income (loss)	$(1,111,609)	$138,762
Adjustments to reconcile net income (loss) to net cash
used in operating activities:

Bad debt expense	16,000	16,500
Depreciation and Amortization	166,650	161,606
Changes in assets and liabilities:
Account receivable-trade	(267,038)	(1,296,038)
Inventories	(242,218)	(535,296)
Prepaid expenses and other current assets	(51,085)	26,223
Trade note receivable		29,748
Accounts payable	471,054	816,232
Accrued expenses and other current liabilities	167,973	169,747
Net cash used in operating activities	(850,273)	(472,516)

Cash flows from investing activities
Purchase of property and equipment	(9,376)	(52,558)
Cash acquired on business combination	585,720	-
Net cash provided by (used in) investing activities	576,344	(52,558)

Cash flows from financing activities
Payment of deferred financing costs	(150,364)
Repayments to short-term loan	(97,384)	(116,493)
Proceeds from convertible debt	2,250,000
Repayments of long term debt	(137,371)	(102,329)
Advance from (payment to) shareholder	(2,742)	367,444
Net cash provided by financing activities	1,862,139	148,622

Net increase (decrease) in cash and cash equivalents	1,588,210	(376,452)

Cash and cash equivalents, beginning of period	251,475	630,462

Cash and cash equivalents, end of period	$1,839,685	$254,010

Supplemental disclosures of cash flow information:

Interest paid	$218,497	$199,727

Income taxes paid	$-	$15,031

See accompanying notes to consolidated financial statements

Biozone Pharmaceuticals. Inc.
(Formerly Known as International Surf Resorts, Inc.)
Notes To Consolidated Financial Statements
June 30, 2011
(Unaudited)
NOTE 1 – Business

Biozone Pharmaceuticals, Inc. (formerly, International Surf Resorts, Inc.; the “Company”, “we”, “our”) was incorporated under the laws of the State of Nevada on December 4, 2006 to operate as an internet-based provider of international surf resorts, camps and guided surf tours. On March 1, 2011, we changed our name from International Surf Resorts, Inc.to Biozone Pharmaceuticals, Inc.

On May 16, 2011, we acquired substantially all of the assets and assumed all of the liabilities of Aero Pharmaceuticals, Inc. ( “Aero”) pursuant to an Asset Purchase Agreement dated as of that date. Aero manufactures markets and distributes a line of dermatological products under the trade name of Baker Cummins Dermatologicals (see Note 3).

On June 30, 2011, we acquired: (i) 100% of the outstanding common stock of BioZone Laboratories, Inc. (“BioZone Labs”) in exchange for 19,266,055 shares of our common stock; (ii) 100% of the outstanding membership interests of Equalan, LLC (“Equalan”) and Equachem, LLC (“Equachem”) in exchange for 1,027,523 and 385,321 shares of our common stock, respectively; and (iii) 45% of the outstanding membership interests of BetaZone, LLC (“BetaZone”) in exchange for 321,101 shares of our common stock. The acquired entities shared substantially common ownership prior to the foregoing acquisition. (We refer to BioZone Labs, Equalan, Equachem and BetaZone, collectively as the “BioZone Lab Group”).

BioZone Labs was incorporated under the laws of the State of California in 1991. Equalan was formed as a limited liability company under the laws of the State of California on January 2, 2007. Equachem was formed as a limited liability company under the laws of the State of California on March 12, 2007 under the name Chemdyn, LLC and changed its name to Equachem, LLC on July 25, 2007. BetaZone was formed as a Florida limited liability company on November 7, 2006.

The BioZone Lab Group has operated since inception as a developer, manufacturer, and marketer of over-the-counter drugs and preparations, cosmetics, and nutritional supplements on behalf of health care product marketing companies and national retailers. In addition, we have been developing our proprietary drug delivery technology (the “BioZone Technology”) as an enhancement for approved, generic prescription drugs that are limited due to poor stability or bioavailability or variable absorption.

The Company accounted for the acquisition of the BioZone Lab Group as a “reverse acquisition”. Accordingly, the Company is considered the legal acquirer and the BioZone Lab Group is considered the accounting acquirer. The current and future financial statements will be those of the BioZone Lab Group.

These consolidated financial statements are presented on the basis that we will continue as a going concern. The going concern concept contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Our current balances of cash will not meet our working capital and capital expenditure needs for the next twelve months. Because we are not currently generating sufficient cash to fund our operations and we have debt that is in default and notes that are due in the third fiscal quarter of 2011, we will need to rely on external financing to meet future operating, debt repayment and capital requirements. These conditions raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of the going concern uncertainty. We are in discussions with bankers and our significant shareholders regarding financing alternatives.

NOTE 2 - Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2011 and the results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2011 are not necessarily indicative of the operating results for the full fiscal year or any future period.

Basis of Consolidation

The consolidated financial statements include the accounts of BioZone Pharmaceuticals, Inc. and its subsidiaries, all of which are wholly owned except for BetaZone, which is 45% owned. In addition, the Company consolidates the accounts of 580 Garcia Properties, LLC, (“580 Garcia”) which owns the land and building used by BioZone Labs and is owned by one of the former owners of the BioZone Lab Group. The Company is a guarantor of 580 Garcia’s mortgage loan payable on the property (see Note 8).

Use of Estimates.

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include the collectability of accounts receivable and deferred taxes and related valuation allowances. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash and Cash Equivalents.

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) 104 for revenue recognition and Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition”. The Company operates as a contract manufacturer and produces finished goods according to customer specifications. The agreements with customers do not contain any rights of return other than for goods that fail to meet the specifications provided by the customer. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns is provided. We record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

Inventories

Inventories are stated at the lower of cost, determined using the weighted average cost method, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash and cash equivalents. We maintain our cash accounts at high quality financial institutions with balances, at times, in excess of federally insured limits. As of June 30, 2011, we had $1,589,683of balances in excess of federally insured limits. Management believes that the financial institutions that hold our deposits are financially sound and therefore pose minimal credit risk.

Stock-Based Compensation

We recognize compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee stock-based awards, we calculate the fair value of the award on the date of grant using the Black-Scholes method for stock options and the quoted price of our common stock for unrestricted shares; the expense is recognized over the service period for awards expected to vest. For non-employee stock-based awards, we calculate the fair value of the award on the date of grant in the same manner as employee awards, however, the awards are revalued at the end of each reporting period and the pro rata compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date equals the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Goodwill

Goodwill represents the excess of the consideration transferred over the fair value of net assets of business purchased. Goodwill is not being amortized but is evaluated for impairment on at least an annual basis.

Impairment of long lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

NOTE 3 – Acquisition

On May 16, 2011, we acquired the assets and assumed the liabilities of Aero in exchange for a total of 8,331,396 shares of our common stock valued at the estimated value of Aero at the acquisition date. We are in the process of obtaining an independent appraisal of the acquisition price of the assets, which has been estimated at $2 million. The acquisition was accounted for under the acquisition method of accounting. Accordingly, the purchase price has been allocated to the fair values of tangible and intangible assets acquired and liabilities assumed at the acquisition date as follows:

Financial assets	$608,644
Inventory	92,343
Property and equipment	1,377
Financial liabilities	(1,673)
Total identifiable assets	$700,691
Goodwill	1,299,309
$2,000,000

The results of operations of Aero are included in the consolidated statement of operations from its date of acquisition.

NOTE 4 – Property and Equipment

A summary of property and equipment and the estimated useful lives used in the computation of depreciation and amortization is as follows:

Fixed Asset	Useful Life	June 30, 2011	December 31, 2010

Vehicles	5 years	271,607	$271,607
Furniture and Fixtures	10 years	68,462	66,195
Computers	5 years	142,978	142,978
Manufacturing equipment	10 years	3,962,396	3,938,440
Lab Equipment	10 years	413,198	413,198
Leasehold improvements	19 years (remainder of lease)	1,553,910	1,545,758
Building	40 years	571,141	571,141
Land	Not depreciated	380,000	380,000
		7,363,692	7,329,317
Accumulated Depreciation		(4,224,441)	(4,067,184)
Net		$3,139,251	$3,262,133
NOTE 5 – Notes Payable -Bank
Notes Payable - Bank consists of the following:
Notes payable of BioZone Labs
Borrowings under $2 million line of credit	$1,378,155
$800,000 term loan	587,714

Notes payable of Equalan
$326,0000 term loan	188,252
$2,154,121

These obligations bear interest at an annual rate of Prime plus 0.5% payable monthly and are collateralized by a first priority lien on all of the borrower’s assets. In addition, our President and Chief Scientific Officer and our Executive Vice President, each of whom is a significant shareholder of the Company, have each personally guaranteed full repayment of these loans.

The obligations contain certain negative covenants, including a prohibition on incurring any debt outside of the normal course of business, and certain events of default, including any breach of the negative covenants, certain bankruptcy or insolvency events or a change of ownership of more than 25% of Equalan’s common stock. On August 15, 2011, the lender declared the entire unpaid principal amount and accrued interest of these loans immediately due and payable due to the acquisition of the BioZone Lab Group by the Company. The loans are classified as short term liabilities.

NOTE 6 – Convertible Notes Payable

On March 29, 2011, the Company sold 10% secured convertible promissory notes in the amount of $2,250,000, (the “Bridge Notes”) and warrants (the “Warrants”) to purchase securities of the Company in the Target Transaction Financing (as defined below), pursuant to a Securities Purchase Agreement entered into on February 28, 2011 (the “Securities Purchase Agreement” and the “Private Placement”).

The Bridge Notes mature on the earlier of September 29, 2011 or the closing date of the Target Transaction Financing (such earlier date, the “Maturity Date”). The entire principal amount and any accrued and unpaid interest is due and payable in cash on the Maturity Date.

The principal and interest may not be prepaid except in connection with the consummation of the Target Transaction Financing, in which case the holder may elect either to (i) convert all of the principal and accrued and unpaid interest then outstanding into the securities offered in the Target Transaction Financing at a price per share or unit, as the case may be, equal to 80% of the price at which such securities are sold or (ii) require the Company to repay the principal amount then outstanding and any accrued and unpaid interest in cash. In the event that the Bridge Notes are not prepaid or converted prior to September 29, 2011, the Company is obligated to pay to the holders (in the aggregate) a penalty fee equal to: (i) the principal amount of the Bridge Notes divided by (ii) $2,000,000 and multiplied by (iii) $100,000.
We recorded the liability for the Bridge Notes at an amount equal to the full consideration received upon issuance, without considering the Warrant value because the determination of the number of warrants and the exercise price of the warrants is dependent on the closing date of, and the price of securities issued in the Target Transaction Financing, which has yet to take place.

NOTE 7 – Notes Payable - Shareholder

This amount is due to our Executive Vice President for advances made to BioZone Labs , bears interest at a weighted average rate of approximately 10% and is due on demand.

NOTE 8 – Long Term Debt

Notes payable of BioZone Labs
Capitalized lease obligations bearing interest at rates ranging from 8.6% to 16.3%,
payable in monthly installments of $168 to $1,589, inclusive of interest	$387,436
City of Pittsburg Redevelopment Agency, 3% interest, payable in monthly installments	287,240
of $3,640 inclusive of interest
Other	95,000
Notes payable of 580 Garcia Properties
Mortgage payable of 580 Garcia collateralized by the land and building,
payable in monthly installments of $20,794, inclusive of interest at 7.24% per annum	2,678,582
$3,448,258
Less: current portion	236,892
$3,211,366

NOTE 9 - Warrants

On March 29, 2011, the Company issued warrants to purchase securities of the Company in the Target Transaction Financing (Note 6). The Warrants are immediately exercisable and expire five years after the date of issue. The Warrant has an initial exercise price of 120% of the price of the securities sold in the Target Transaction Financing (the “Financing Share Price”). The Warrant entitles the holder to purchase the number of shares of Common Stock and/or other securities, including units of securities, sold in the Target Transaction equal to the Warrant Coverage (as defined herein) (a) multiplied by the principal amount of the Note (the “Purchase Price”) and (b) divided by the Financing Share Price. “Warrant Coverage” means (i) 50% if closed on or prior to 120 days, (ii) 75% if closed after 120 days but before 150 days and (iii) 100%, if closed after 150 days after the closing of the Private Placement. The Warrant is exercisable in cash or by way of a “cashless exercise” during any period that a registration statement covering the shares of Common Stock and/or other securities issuable upon exercise of the Warrant, or an exemption from registration, is not available. The exercise price of the Warrant is subject to a “ratchet” anti-dilution adjustment for a period of one year from the closing of the Private Placement. This adjustment provides that, in the event that the Company issues certain securities at a price lower than the then applicable exercise price, the exercise price of the Warrant will be immediately reduced to equal the price at which the Company issued the securities.

We have not recorded any amounts in the financial statements for the Warrants because the determination of the number of warrants and the exercise price of the warrants is dependent on the closing date of, and the price of securities issued in the Target Transaction Financing, which has yet to take place.

NOTE 10 – Income Taxes

The Company has not recorded any income tax benefit from net operating loss carryforwards through June 30, 2011 due to the limitation under Internal Revenue Code section 382 that reduces utilizable losses following a greater than 50% ownership change as determined under regulations.

NOTE 11 - Contingencies

Employment Agreements
On June 30, 2011, the Company entered into three year employment agreements with Brian Keller, Daniel Fisher and Christian Oertle to serve as the Company's President and Chief Scientific Officer, Executive Vice President and Chief Operating Officer, respectively, two of which provide for annual salaries of $200,000 each and one that provides for an annual salary of $150,000. Pursuant to the terms of the agreements, each of these Officers is eligible to participate in the Company’s long term incentive compensation programs and is entitled to an annual bonus if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board, subject to certain claw back rights. The agreements provide for payments of six months’ severance in the event of early termination (other than for cause).

Leases

The Company is committed under operating leases for its various properties, which provide for annual rentals of approximately $372,000 through September 2014. Rental expense charged to operations for the six months ended June 30, 2011 was approximately $186,000.

NOTE 12 - Subsequent Events

On July 7, 2011, we issued 500,000 shares of our common stock to a consultant in exchange for strategic corporate advisory services.

As of August 15, 2011, BioZone Labs and Equalan, wholly owned subsidiaries of the Company are in default with respect to four promissory notes (the “Notes”) issued to a bank (the “Lender”) with an aggregate amount of principal and interest equal to $2,043,033 outstanding as of such date.

The default results from the acquisition by the Company of all of the stock of BioZone Labs and Equalan. The Notes contain events of default, including a change of ownership of more than 25% of BioZone Labs’ or Equalan’s common stock. The Notes are secured by a first priority lien on all of BioZone Labs’ and Equalan’s assets. In addition, our President and Chief Scientific Officer and our Executive Vice President, each of whom is a significant shareholder of the Company, have each personally guaranteed full repayment of the Notes. On August 15, 2011, the Lender declared the entire unpaid principal amount and accrued interest of the Notes immediately due and payable (see Note 5).

Exhibit 99.2                      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED – BIOZONE LABORATORIES, INC.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2010 and 2009

Consolidated Statements of Operations for the years ended December 31, 2010 and 2009

Consolidated Statements of Changes in Shareholders’ Equity (Deficiency) for the years ended December 31, 2010 and 2009

Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009

Notes to the Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
BioZone Laboratories, Inc.

We have audited the accompanying consolidated balance sheets of BioZone Laboratories, Inc., (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  As of December 31, 2010, the Company had a shareholders’ deficiency of $939,095, negative working capital of $983,716 and sustained losses for the years ended December 31, 2010 and 2009. In addition, on August 15, 2011, the holder of the Company’s notes payable - bank declared the entire unpaid principal amount and accrued interest of these loans immediately due and payable. As of September 9, 2011, these loans were paid in full. The continuation of the Company as a going concern is dependent upon, among other things, the ability of the Company to obtain necessary equity or debt financing and the attainment of profitable operations.  These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BioZone Laboratories, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz and Co. P.A.

Hackensack, N.J.
August 25, 2011, except as to the last paragraph
of Note 13, which is dated September 9, 2011.

BIOZONE LABORATORIES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$117,121	$542,197
Account receivable - trade, net of allowance for doubtful accounts	1,208,677	1,565,339
$118,356 and $83,856, respectively
Account receivable - related party	411,816	-
Inventories	2,191,539	2,067,080
Prepaid expenses and other current assets	41,450	34,673
Total current assets	3,970,603	4,209,289

Property and equipment, net	3,256,873	3,331,493
Note receivable - related party	52,077	52,077
Deferred financing costs, net	11,648	12,186
	3,320,598	3,395,756

Total Assets	$7,291,201	$7,605,045

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:

Notes payable - bank	2,039,055	2,068,655
Accounts payable - trade	928,768	890,513
related party	399,078	198,851
Accrued expenses and other current liabilities	108,442	179,601
Notes payable - shareholder	1,102,926	727,605
Deferred income taxes	98,751	194,695
Current portion of long term debt	277,299	205,198
Total current liabilities	4,954,319	4,465,118

Long Term Debt	3,275,977	3,335,606

Shareholders' deficiency
Preferred stock, no par value, 5,000,000 shares authorized,
zero shares issued at December 31, 2010 and 2009	-	-
Common stock, no par value, 10,000,000 shares authorized,
2,250,000 shares issued and outstanding at December 31, 2010
and 2009, respectively	184,000	184,000
Accumulated deficit	(1,123,095)	(379,679)
Total shareholders' deficiency	(939,095)	(195,679)

Total liabilities and shareholders' deficiency	$7,291,201	$7,605,045

The accompanying notes are an integral part of these consolidated financial statements.

BIOZONE LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Year Ended December 31,
	2010	2009

Sales	$13,354,712	$12,594,387

Cost of sales	7,676,217	6,726,757

Gross profit	5,678,495	5,867,630

Operating Expenses:
General and adminstrative expenses	5,403,006	4,945,318
Depreciation expense	446,960	466,773
Research and development expenses	212,042	213,991
Total Operating Expenses	6,062,008	5,626,082

Income (Loss) from operations	(383,513)	241,548

Interest expense	(403,555)	(450,808)

Loss before income tax benefit	(787,068)	(209,260)

Income tax benefit	(95,945)	(28,450)

Net loss	$(691,123)	$(180,810)

The accompanying notes are an integral part of these consolidated financial statements.

BIOZONE LABORATORIES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)

	Common Stock
	Number of Shares	Amount	Accumulated Deficit	Total Shareholders' Equity (Deficiency)

Balance, December 31, 2008	2,250,000	184,000	(136,114)	47,886

Shareholder distribution from a variable interest entity			(62,755)	(62,755)

Net loss			(180,810)	(180,810)

Balance, December 31, 2009	2,250,000	184,000	(379,679)	(195,679)

Shareholder contribution			2,295	2,295

Shareholder distribution from a variable interest entity			(54,588)	(54,588)

Net loss			(691,123)	(691,123)

Balance, December 31, 2010	2,250,000	184,000	(1,123,095)	(939,095)

The accompanying notes are an integral part of these consolidated financial statements

BIOZONE LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Audited)

	Year Ended December 31,
	2010	2009

Cash flows from operating activities
Net loss	$(691,123)	$(180,810)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:

Bad debt expense	554,343	551,853
Depreciation and Amortization	446,960	466,773
Inventory write-down	121,751	91,166
Deferred income taxes	(95,945)	(28,853)
Changes in assets and liabilities:
Accounts receivable	(609,498)	449,017
Inventories	(246,210)	(627,544)
Prepaid expenses and other current assets	(6,775)	(6,384)
Accounts payable	238,483	(126,730)
Accrued expenses and other current liabilities	(71,160)	(2,115)
Net cash provided by (used in) operating activities	(359,174)	586,373

Cash flows from investing activities
Purchase of property and equipment	(131,007)	(25,995)
Net cash used in investing activities	(131,007)	(25,995)

Cash flows from financing activities
Repayments of short-term loan	(73,757)	(190,849)
Repayments of long term debt	(184,166)	(170,097)
Advance from shareholder	375,321	195,743
Distributions to shareholder, net of contribution from variable interest entity	(52,293)	(62,755)
Net cash provided by (used in) financing activities	65,105	(227,958)

Net increase (decrease) in cash and cash equivalents	(425,076)	332,420

Cash and cash equivalents, beginning of year	542,197	209,777

Cash and cash equivalents, end of year	$117,121	$542,197

Supplemental disclosures of cash flow information:

Interest paid	$631,177	$487,413
Income taxes paid	-	-

Non-cash financing activity:
Capital lease obligations incurred for purchase of property and equipment	$240,795	-

The accompanying notes are an integral part of these consolidated financial statements

BioZone Laboratories, Inc.
Notes to Consolidated Financial Statements
December 31, 2010

NOTE 1 – BUSINESS DESCRIPTION

Biozone Laboratories, Inc. (the “Company”) was incorporated under the laws of the State of California and is a developer, manufacturer, and marketer of over-the-counter drugs and preparations, cosmetics, and nutritional supplements on behalf of health care product marketing companies and national retailers. In addition, we have been developing our proprietary drug delivery technology (the “BioZone Technology”) as an enhancement for approved, generic prescription drugs that are limited due to poor stability or bioavailability or variable absorption.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  As of December 31, 2010, the Company had a shareholders’ deficiency of $939,095, negative working capital of $983,716 and has sustained losses for the years ended December 31, 2010 and 2009. In addition, on August 15, 2011, the holder of the Company’s notes payable - bank declared the entire unpaid principal amount and accrued interest of these loans immediately due and payable. As of September 9, 2011, these loans were paid in full. The continuation of the Company as a going concern is dependent upon, among other things, the ability of the Company to obtain necessary equity or debt financing and the attainment of profitable operations.  These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern. We are in discussions with bankers and our significant shareholders regarding financing alternatives and are reviewing our cost structure to identify any inefficiencies and opportunities for reductions.

Basis of Consolidation

The consolidated financial statements include the accounts of BioZone Laboratories, Inc. and 580 Garcia Properties, LLC, (“580 Garcia”). 580 Garcia owns the land and building used by the Company and is owned by one of the shareholders of the Company. The Company has determined that 580 Garcia meets the conditions of ASC Topic 810 as a Variable Interest Entity, and therefore has consolidated the accounts of 580 Garcia into its financial statements.  The Company is a guarantor of 580 Garcia’s mortgage loan payable on the property (see Note 6), and sole tenant in the property owned by 580 Garcia.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include, but not limited to, the collectability of accounts receivable and deferred taxes and related valuation allowances. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash and Cash Equivalents

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

The Company maintains cash balances at various financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  The Company's accounts at these institutions may, at times, exceed the Federally insured limits.  The Company has not experienced any losses in such accounts.

Revenue Recognition

The Company operates as a contract manufacturer and produces finished goods according to customer specifications. The agreements with customers do not contain any rights of return other than for goods that fail to meet the specifications provided by the customer. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns is provided. We record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

Inventories

Inventories are stated at the lower of cost, determined using the weighted average cost method, and net realizable value.  Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which  defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long-term credit obligations approximate fair value because the effective yields on these obligations are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

 Level 1 — quoted prices in active markets for identical assets or liabilities

 Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

 Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash and cash equivalents. We maintain our cash accounts at high quality financial institutions with balances, at times, in excess of Federally insured limits. Management believes that the financial institutions that hold our deposits are financially sound and therefore pose minimal credit risk.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of long lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Research and development

Research and development expenditures are charged to operations as incurred.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

NOTE 3 - INVENTORIES

Inventories consist of the following:

	December 31, 2010	December 31, 2009

Raw Material	$1,659,569	$1,621,000
Work-in-Process	428,730	311,752
Finished Goods	103,240	134,328
Total	$2,191,539	$2,067,080

NOTE 4 – PROPERTY AND EQUIPMENT

A summary of property and equipment and the estimated useful lives used in the computation of depreciation and amortization is as follows:

	Useful Life	December 31, 2010	December 31, 2009

Vehicles	5 years	271,607	267,755
Furniture and Fixtures	10 years	60,935	60,936
Computers	5 years	142,978	142,978
Manufacturing Equipment	10 years	3,938,440	3,629,734
Lab Equipment	10 years	413,198	402,803
Building Improvements	19 years	1,545,758	1,496,909
Building	40 years	571,141	571,141
Land	-	380,000	380,000
		7,324,057	6,952,256
Accumulated Depreciation		(4,067,184)	(3,620,763)
Net		3,256,873	3,331,493

NOTE 5 – NOTE RECEIVABLE – RELATED PARTY

Note receivable – related party represents amounts due to the Company from Equalan Pharma, LLC (“Equalan”), an entity that has substantially common ownership as the Company. The note is non-interest bearing, unsecured and is due in December 2018.

NOTE 6 – NOTES PAYABLE - BANK

Notes payable - bank consists of the following:

	December 31, 2010	December 31, 2009

Borrowings under $2 million line of credit	$1,378,155	1,268,655
$800,000 term loan	660,900	800,000

	$2,039,055	$2,068,655

These obligations bear interest at an annual rate of Prime plus 0.5% payable monthly and are collateralized by a first priority lien on all of the borrower’s assets. In addition, our President and Chief Scientific Officer and our Executive Vice President, each of whom is a significant shareholder of the Company, have each personally guaranteed full repayment of these loans.

The obligations contain certain negative covenants, including a prohibition on incurring any debt outside of the normal course of business, and certain events of default, including any breach of the negative covenants, certain bankruptcy or insolvency events or a change of ownership of more than 25% of the Company’s common stock (see Note 13.)

NOTE 7 – NOTES PAYABLE - SHAREHOLDER

This amount is due to our Executive Vice President for advances made to the Company, bears interest at a weighted average rate of approximately 10% and is due on demand. The Company disagrees with the shareholder as to the balance due and has recorded the full amount claimed by the shareholder.

NOTE 8 – LONG-TERM DEBT

	December 31, 2010	December 31, 2009
Notes payable of the Company
Capitalized lease obligations bearing interest at rates ranging from 8.6% to 16.3%,
payable in monthly installments of $168 to $1,589, inclusive of interest	$445,413	339,669
City of Pittsburg Redevelopment Agency, 3% interest, payable in monthly installments	304,721	338,878
of $3,640 inclusive of interest
Other	100,000	110,000
Notes payable of 580 Garcia
Mortgage payable collateralized by the land and building,
payable in monthly installments of $20,794, inclusive of interest at 7.24% per annum	2,703,142	2,752,257
	$3,553,276	$3,540,804
Less: current portion	277,299	205,198
	$3,275,977	$3,335,606

Long-term debt (excluding capital leases) matures as follows:

12/31/2011	$101,507
12/31/2012	106,797
12/31/2013	112,435
12/31/2014	118,446
12/31/2015	124,766
Thereafter	2,543,912
$3,107,863

Future minimum annual lease payments for capital leases in effect at December 31, 2010 are as follows:

12/31/11	$204,409
12/31/12	161,740
12/31/13	76,323
12/31/14	57,482
12/31/15	16,811
Thereafter	-
516,765
Less interest portion	(71,352)
$445,413

NOTE 9 – INCOME TAXES

The reconciliation of income tax benefit at the U.S. statutory rate of 34% for the years ended December 31, 2010 and 2009 to the Company’s effective tax rate is as follows:

	Years Ended
	December 31, 2010	December 31, 2009

U.S. federal statutory rate	(34%)	(34%)
State income tax, net of federal benefit	(6%)	(6%)
Increase in valuation allowance	28%	26%
Income Tax (benefit)	(12%)	(14%)

The benefit for income tax is summarized as follows:

	Years Ended
	December 31, 2010	December 31, 2009

Federal:
Current	$-	$-
Deferred	(81,553)	(24,182)
State and Local:
Current	-	-
Deferred	(14,392)	(4,268)
Income tax provision (benefit)	$(95,945)	$(28,450)

The tax effects of temporary differences that give rise to the Company’s net deferred tax liability as of December 31, 2010 and 2009 are as follows:

	December 31, 2010	December 31, 2009

Deferred Tax Assets
Net operating losses	$274,138	$55,254
Allowance for doubtful accounts	47,342	33,542
	321,480	88,797
Less: Valuation allowance	(274,138)	(55,254)
	47,342	33,542
Deferred Tax Liability
Depreciation	(146,093)	(228,238)

Total deferred tax liability	$(98,751)	$(194,695)

As of December 31, 2010 and 2009, the Company had approximately $685,000 and $138,000 of Federal and state net operating loss carryovers (“NOLs”) which begin to expire in 2028. Utilization of the NOLs may be subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations. A change of ownership occurred in June 2011 which resulted in an annual limitation on the usage of the Company's losses that are available through 2028.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax asset relating to the NOL’s for every period because it is more likely than not that all of the deferred tax asset will not be realized.

NOTE 10 - CONCENTRATIONS

Approximately, 30% and 11% of the Company’s sales for the years ended December 31, 2010 were made to two customers.  Approximately, 31% of the Company’s sales for the year ended December 31, 2009 were made to one customer.

NOTE 11– COMMITMENTS AND CONTINGENCIES

Leases

The Company is committed under operating leases for its properties, which provide for annual rentals of approximately $336,500 plus additional common charges through September 2014. Rental expense charged to operations for the years ended December 31, 2010 and 2009 was approximately $355,000 and $367,000, respectively.

NOTE 12 – RELATED PARTY TRANSACTIONS

Sales to a related party were approximately $190,000 and $188,000 for the years ended December 31, 2010 and 2009, respectively.

Purchases from a related party were approximately $209,000 and $158,000 for the years ended December 31, 2010 and 2009, respectively.

The Company received approximately $33,000 per year from a related party for use of the Company’s warehouse in the years ended December 31, 2010 and 2009, which amount is shown as a reduction of rental expense and included in cost of sales on the accompanying statement of operations.

NOTE 13 – SUBSEQUENT EVENTS

On June 30, 2011, the Company entered into stock purchase agreements with BioZone Pharmacueuticals, Inc. (“BioZone Pharma”) pursuant to which BioZone Pharma purchased 100% of the outstanding common stock of the Company.

On August 15, 2011, the holder of the notes payable – bank declared the entire unpaid balance and accrued interest of the notes immediately due and payable as a result of a default caused by the acquisition of the Company by BioZone Pharma referred to above.  On September 9, 2011, the notes and all accrued interest were paid in full.

Exhibit 99.3                      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED – EQUALAN PHARMA, LLC

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Balance Sheets as of December 31, 2010 and 2009

Statements of Operations and Changes in Members’ Equity (Deficiency) for the years ended December 31, 2010 and 2009

Statements of Cash Flows for the years ended December 31, 2010 and 2009

Notes to the Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Equalan Pharma, LLC.

We have audited the accompanying balance sheets of Equalan Pharma, LLC as of December 31, 2010 and 2009, and the related statements of operations and changes in members’ equity (deficiency) and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equalan Pharma, LLC as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz and Co. P.A.

Hackensack, N.J.
August 25, 2011, except as to the last paragraph
of Note 6, which is dated September 9, 2011.

EQUALAN PHARMA, LLC
BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$53,042	$39,052
Account receivable - trade	50,111	38,692
- related party	388,693	178,274
Inventories	238,904	307,226
Prepaid expenses and other current assets	1,832	-
Total current assets	732,582	563,244

Other assets	23,714	30,577

Total Assets	$756,296	$593,821

LIABILITIES AND MEMBERS' EQUITY (DEFICIENCY)

Current liabilities:

Notes payable - bank	231,904	295,000
Accounts payable - trade	42,643	49,806
- related party	411,816	326,683
Accrued expenses and other current liabilities	15,169	17,282
Total current liabilities and total liabilities	701,532	688,771

Members' equity (deficiency)	54,764	(94,950)

Total liabilities and members' equity (deficiency)	$756,296	$593,821

The accompanying notes are an integral part of these financial statements.

EQUALAN PHARMA, LLC
STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY (DEFICIENCY)

	For The Year Ended December 31,
	2010	2009

Sales	$852,465	$712,333

Cost of sales	326,348	551,114

Gross profit	526,117	161,219

Operating Expenses:
General and adminstrative expenses	347,600	345,337

Income (Loss) from operations	178,517	(184,118)

Interest expense	28,803	21,789

Net income	149,714	(205,907)

Members' equity (deficiency) beginning of year	(94,950)	110,957

Members' equity (deficiency) end of year	$54,764	$(94,950)

The accompanying notes are an integral part of these financial statements.

EQUALAN PHARMA LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$149,714	$(205,907)

Adjustment to reconcile net income (loss) to net cash
provided by operating activities:

Amortization	7,824	7,824

Changes in operating assets and liabilities:
Accounts receivable - trade	(11,419)	52,673
related party	(210,419)	(19,874)
Inventories	68,322	232,316
Prepaid expenses and other current assets	(1,833)	-
Accounts payable - trade	(7,522)	29,062
related party	85,133	-
Accrued expenses and other current liabilities	(1,752)	(6,834)
Net cash provided by operating activities	78,048	89,260

Cash flows from investing activities
Purchase of intangible assets	(961)
Net cash used in investing activities	(961)	-

Cash flows from financing activities
Repayments of short-term loans	(63,097)	(90,000)
Net cash used in financing activities	(63,097)	(90,000)

Net increase (decrease) in cash and cash equivalents	13,990	(740)

Cash and cash equivalents - beginning of year	39,052	39,792

Cash and cash equivalents - end of year	$53,042	$39,052

Supplemental disclosures of cash flow information:

Interest paid	$16,027	$21,789

The accompanying notes are an integral part of these financial statements.

Equalan Pharma, LLC
Notes to Consolidated Financial Statements
December 31, 2010

NOTE 1 – Business

Equalan Pharma, LLC (the “Company”) was formed as a limited liability company under the laws of the State of California and is a California based specialty pharmaceutical company dedicated to dermatology.  The focus of the company is to design, develop and market unique esthetic and dermatological products. The company has one proprietary brand called GLYDERM.

NOTE 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include, but are not limited to, the collectability of accounts receivable. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash and Cash Equivalents

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

The Company maintains cash balances at various financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  The Company's accounts at these institutions may, at times, exceed the Federally insured limits.  The Company has not experienced any losses in such accounts

Revenue Recognition

The Company sells its merchandise directly to dermatologists and to an online retailer. The agreements with customers do not contain any rights of return other than for goods that fail to meet the specifications provided by the customer. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns is provided. We record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts. The Company has no allowance for doubtful accounts in 2010 and 2009.

Inventories

Inventories are stated at the lower of cost, determined using the weighted average cost method, and net realizable value.  Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which  defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

 Level 1 — quoted prices in active markets for identical assets or liabilities

 Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

 Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash and cash equivalents. We maintain our cash accounts at high quality financial institutions with balances, at times, in excess of federally insured limits. The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of long lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Income Taxes

No provision for income taxes is made since the Company is treated as a partnership and the income or loss is passed through to the members.

NOTE 3 – Notes Payable – Bank

These obligations bear interest at an annual rate of Prime plus 0.5% payable monthly and are collateralized by a first priority lien on all of the borrower’s assets.

The obligations contain certain negative covenants, including prohibition on incurring any debt outside of the normal course of business, and certain events of default including breach of the negative covenants, certain bankruptcy or insolvency events or a change of ownership of more than 25% of the Company’s membership interests (see Note 6).

NOTE 4 – Related Parties

Balances:
	December 31,
	2010	2009
Trade receivables from a company under common ownership, non-interest bearing and due on demand	$388,692	$178,274

Trade payables to a company under common ownership, non-interest bearing and due on demand	$411,816	$326,683

Transactions:	Year Ended December 31,
	2010	2009

Payment to related party for use of warehouse	$33,000	$33,000

Purchases from company under common ownership	$209,227	$157,891

NOTE 5 – Concentrations

Approximately 12% and 12% of the Company’s sales for the year ended December 31, 2010 were made to two customers.  Approximately 11% of the Company’s sales for the year ended December 31, 2009 were made to one customer.

NOTE 6 - Subsequent Events

On June 30, 2011, 100% of the Company’s membership interests were acquired by Biozone Pharmaceuticals, Inc.

On August 15, 2011, the holder of the notes payable – bank declared the entire unpaid balance and accrued interest of the notes immediately due and payable as a result of a default caused by the acquisition of the Company by BioZone Pharma referred to above.  As of September 9, 2011, the notes and all accrued interest were paid in full.

Exhibit 99.4                      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED – EQUACHEM, LLC

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Balance Sheets as of December 31, 2010 and 2009

Statements of Operations and Changes in Members’ Equity for the years ended December 31, 2010 and 2009

Statements of Cash Flows for the years ended December 31, 2010 and 2009

Notes to the Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Equachem, LLC

We have audited the accompanying balance sheets of Equachem, LLC as of December 31, 2010 and 2009, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equachem, LLC as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz and Co. P.A.

Hackensack, N.J.
August 25, 2011

EQUACHEM, LLC
BALANCE SHEETS

	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$58,532	$6,159
Accounts receivable - trade	86,548	20,685
- related party	399,078	198,851
Inventories	73,156	67,839

Total current assets and total assets	617,314	293,534

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:

Accounts payable - trade	16,575	24,006
- related party	388,693	177,192

Total current liabilities and total liabilities	405,268	201,198

Members' equity	212,046	92,336

Total liabilities and members' equity	$617,314	$293,534

The accompanying notes are an integral part of these financial statements.

EQUACHEM, LLC
STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY

	For The Year Ended December 31,
	2010	2009

Revenues:
Sales	$292,015	$181,394
Royalties	95,518	48,800
Total revenues	387,533	230,194

Cost of sales	50,067	41,035

Gross profit	337,466	189,159

Operating Expenses:
General and adminstrative expenses	217,756	191,973

Net Income (Loss)	119,710	(2,814)

Members' equity - beginning of year	92,336	95,150

Members' equity - end of year	$212,046	$92,336

The accompanying notes are an integral part of these financial statements.

EQUACHEM, LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$119,710	$(2,814)
Changes in assets and liabilities:
Account receivable - trade	(65,863)	28,550
- related party	(200,227)	11,238
Inventories	(5,317)	(42,816)
Prepaid expenses and other current assets	-
Due from affiliates
Accounts payable - trade	(7,431)	5,577
- related party	211,501	-

Net cash provided by (used in) operating activities	52,373	(265)

Net increase (decrease) in cash and cash equivalents	52,373	(265)

Cash and cash equivalents, beginning of year	6,159	6,424

Cash and cash equivalents, end of year	$58,532	$6,159

The accompanying notes are an integral part of these financial statements.

 Equachem, LLC
Notes to Consolidated Financial Statements
December 31, 2010
NOTE 1 – Business

Equachem, LLC (the Company) was formed as a limited liability company under the laws of the State of California. It sells pharmaceutical raw materials to BioZone Laboratories, Inc. (“BioZone Labs”), an entity that has substantially common ownership as the Company, and unrelated companies and licenses its intellectual property related to drug delivery technology to various drug manufacturers in exchange for royalties.

NOTE 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash and Cash Equivalents

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

The Company maintains cash balances at various financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  The Company's accounts at these institutions may, at times, exceed the Federally insured limits.  The Company has not experienced any losses in such accounts

Revenue Recognition

The Company operates as a reseller of pharmaceutical raw materials and licensor of intellectual property. Revenue from the sale of raw materials is recorded when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The agreements with customers do not contain any rights of return other than for goods that fail to meet the specifications provided by the customer. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns is provided.  Revenue from the licensing of intellectual property is recorded when reported to us by the licensee.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts. The Company has no allowance for doubtful accounts at December 31, 2010 and 2009.

Inventories

Inventories, consisting of finished goods, are stated at the lower of cost, determined using the weighted average cost method, and net realizable value.  Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which  defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

 Level 1 — quoted prices in active markets for identical assets or liabilities

 Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

 Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash and cash equivalents. We maintain our cash accounts at high quality financial institutions with balances, at times, in excess of federally insured limits. The Company has not experienced any losses in such accounts.

Impairment of long lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Income Taxes

No provision for income taxes is made since the Company is treated as a partnership and the income or loss is passed through to the members.

NOTE 3 – Related Party Transactions and Balances

Balances:
	December 31,
	2010	2009
Trade receivables from a company under common ownership, non-interest bearing and due on demand	$399,078	$198,851

Trade payables to a company under common ownership, non-interest bearing and due on demand	$388,693	$177,192

Transactions:
	Year Ended December 31,
	2010	2009

Sales to company under common ownership	$201,185	$116,475

NOTE 4 – Concentrations

Approximately 11% and 23% of the Company’s sales for the years ended December 31, 2010 and 2009 were made to one customer.  As of December 31, 2010, approximately 45% of the Company’s accounts receivable was from this customer.  All of the Company’s royalties were generated from one customer.

NOTE 5 - Subsequent Events

On June 30, 2011, the Company entered into stock purchase agreements with BioZone Pharmaceuticals, Inc. (“BioZone Pharma”) pursuant to which BioZone Pharma purchased 100% of the outstanding membership interests of the Company.

Exhibit 99.5                      PRO FORMA FINANCIAL INFORMATION

BIOZONE PHARMACEUTICALS, INC.
INTRODUCTION TO PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
(Unaudited)

The following unaudited pro forma condensed combined financial statements give effect to the merger between BioZone Pharmaceuticals, Inc. (“BioZone Pharma”) and BioZone Laboratories, Inc. (“BioZone Labs”), Equalan Pharma, LLC (“Equalan”), Equachem LLC (“Equachem”) and BetaZone, LLC (“BetaZone”) (all of which collectively are referred to as “the BioZone Group”), and the issuance by BioZone Pharma prior to June 30, 2011 of convertible notes payable.

On June 30, 2011, BioZone Pharma entered into (i) stock purchase agreements with the shareholders of BioZone  Labs pursuant to which BioZone Pharma purchased 100% of the outstanding common stock of BioZone Labs; (ii) LLC Membership Interest Purchase Agreements with the members of Equalan and Equachem pursuant to which BioZone Pharma purchased 100% of the outstanding membership interests of Equalan and Equachem; and (iii) LLC Membership Interest Purchase Agreements with certain members of BetaZone pursuant to which BioZone Pharma purchased 45% of the outstanding membership interests of BetaZone. As a result of these transactions, the former owners of the BioZone Group became the controlling stockholders of BioZone Pharma.  Accordingly, the merger has been accounted for as a reverse merger. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below and in the notes to the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of December 31, 2010 combines the balance sheets of BioZone Pharma and the BioZone Group and gives pro forma effect to (i) BioZone Pharma’s issuance of convertible  notes as if the notes were issued in connection with the merger and (ii) the reverse merger between BioZone Pharma and the BioZone Group, in which the Biozone Group is deemed to be the acquiring entity for accounting purposes, as if the reverse merger had been completed as of December 31, 2010. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 combines the statement of operations of BioZone Pharma and the BioZone Group and gives pro forma effect to these transactions as if they were completed on January 1, 2010.

The amounts shown for BioZone Pharma have been derived from the historical financial statements, which have been retroactively adjusted to give effect to a forward stock split of 10 to 1, and the elimination of historical operations that are not being continued with the combined entity following the merger.

Biozone Pharmacueticals, Inc
Proforma Balance Sheet
December 31, 2010

ASSETS	Biozone Pharmaceuticals	Biozone Laboratories	Equalan Pharma	Equachem	Proforma Adjustments		Proforma

Current Assets:
Cash and cash equivalents	$22,778	$117,121	$53,042	$58,532	$2,099,636	(4)	$2,351,109
Accounts receivable		1,620,493	438,804	485,626	(1,199,587	) (2)	1,345,336
Inventories		2,191,539	238,904	73,156			2,503,599
Other Current Assets		41,450	1,832				43,282
Total current assets	22,778	3,970,603	732,582	617,314	900,049		6,243,326

Property and Equipment, net	5,260	3,256,873					3,262,133
Note receivable - related party		52,077					52,077
Deferred financing costs, net		11,648	23,714		150,364	(4)	185,726
Investment in Real Property	61,335						61,335
Total Assets	$89,373	$7,291,201	$756,296	$617,314	$1,050,413		$9,804,597

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Note payable - bank		2,039,055	231,904				2,270,959
Accounts payable and accrued liabilities	$82,443	$1,436,288	$469,628	$405,268	$(1,199,587	) (2)	1,194,040
Deferred income taxes		$98,751					98,751
Notes payable - shareholder		$1,102,926					1,102,926
Convertible notes payable					$2,250,000	(4)	2,250,000
Current portion of long term debt		277,299					277,299
Total current liabilities	82,443	4,954,319	701,532	405,268	1,050,413		7,193,975

Long term debt		3,275,977					3,275,977

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	37,700	184,000			(154,671	) (1)	67,029
Additional paid-in capital	177,100				(53,199	) (1)	123,901
Accumulated deficit	(204,335)	(1,123,095)	54,764	212,046	204,335	(1)	(856,285)
Total stockholders' equity	10,465	(939,095)	54,764	212,046	(3,535)		2,610,622
Non-Controlling interest	(3,535)				(3,535)		-
Stockholders Equity	6,930	(939,095)	54,764	212,046	-		2,610,622

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$89,373	$7,291,201	$756,296	$617,314	$1,050,413		$9,804,597

Biozone Pharmacueticals, Inc
Proforma Statement of Operations
Year Ended December 31, 2010

	Biozone Pharmaceuticals	Biozone Laboratories	Equalan Pharma	Equachem	Proforma Adjustments		Proforma

Revenue	$-	$13,354,712	$852,465	$387,533	(418,000	) (2)	$14,176,710

Operating Expenses
Cost of Sales	-	7,676,217	326,348	50,067	(418,000	) (2)	7,634,632
Selling geneal and administrative		5,403,006	347,600	217,756			5,968,362
Depreciation and amortization expense		446,960					446,960
Research and development expenses		212,042					212,042
Interest expense		403,555	28,803				432,358
Equity earnings in non-consolidated subsidiary					55,305	(3)	55,305
Income tax benefit		(95,945)					(95,945)
	-	14,045,835	702,751	267,823	(362,695)		14,653,714

Loss from Continuing Operations	-	(691,123)	149,714	119,710	(55,305)		(477,004)

Loss from discontinued operations	(49,410)				49,410	(5)	-

Net Loss	(49,410)	(691,123)	149,714	119,710	(5,895)		(477,004)

Add: Net loss attributable to noncontrolling interest	932				(932	) (5)	-

Net loss attributable to the Company	(48,478)	(691,123)	149,714	119,710	(6,827)		(477,004)

Net loss per common share - basic and diluted	(0.00)						(0.01)

Weighted average of common shares - basic and diluted	37,698,000						67,029,396

BioZone Pharmaceuticals, Inc.
Notes to Unaudited Pro-Forma Balance Sheet and Statement of Operations as of and for the year ending December 31, 2010

(1)	Represents the effect of the reverse merger on Stockholders’ Equity (Deficit).

(2)	Represents the elimination of intercompany balances and transactions.

(3)	Represents the 45% earnings of BetaZone, recorded under the equity method of accounting.

(4)
Represents the issuance on March 29, 2011 of 10% secured convertible promissory notes in the amount of $2,250,000 which mature on the earlier of September 29, 2011 or the closing date of a proposed financing transaction.

(5)	Represents the elimination of operations of BioZone Pharma which have been characterized as discontinued operations because they are not being continued in the combined entity following the merger.

BIOZONE PHARMECEUTICALS, INC.

8,345,310 Shares

Common Stock

PROSPECTUS

           , 2011

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$3,953.07
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Miscellaneous	$15,000

TOTAL	$93,953.07

Item 14.  Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust, or other enterprise (including heirs and personal representatives) against all expenses, liability, and loss actually and reasonably incurred.

We also have a director and officer indemnification agreement with our sole executive officer and director that provides, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnity shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnity against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnity in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Amended and Restated Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Item 15.  Recent Sales of Unregistered Securities.

On June 30, 2011, we issued an aggregate of (i) 19,266,055 shares of our common stock to the shareholders of BioZone Labs in consideration for 100% of the issued and outstanding shares of common stock of BioZone Labs; (ii) 1,027,523 shares of our common stock to the members of Equalan in consideration for 100% of the outstanding membership interests of Equalan; (iii) 385,321 shares of our common stock to the members of Equachem in consideration for 100% of the outstanding membership interests of Equachem; and 321,101 shares of our common stock to the members of BetaZone in consideration for 45% of the outstanding membership interests of BetaZone. This transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering and we believe was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder.

On May 16, 2011, the Company issued 7,724,000 shares of our restricted common stock to Aero and assumed Aero’s liabilities in connection with the acquisition and agreed to issue additional shares on the basis of one share for (A) each dollar of current assets transferred to the Company at the closing, as set forth on the closing date balance sheet of Aero, to be delivered following the closing, and (B) each dollar of costs incurred for liquidation, certain income taxes and perfected or settled dissenters’ rights of appraisal,  up to a maximum of an additional 7,500,000 shares. Pursuant to the foregoing, the Company issued an additional 607,396 shares. On September 21, 2011, an additional 13,914 shares were issued to Aero due to the late filing of this registration statement. The Shares issued at closing were not registered under the Securities Act or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act and Section 506 promulgated thereunder.

On March 29, 2011, we issued 10% secured convertible promissory notes in the aggregate principal sum of $2,250,000, due on September 29, 2011 (unless accelerated as described below) (the “Notes”)  and warrants (the “Warrants”) to purchase certain securities of the Company in the Target Transaction (which is defined as a transaction pursuant to which the Company will acquire one or more businesses or companies approved by the holders), pursuant to a Securities Purchase Agreement Financing entered into on February 22, 2011.  The Notes have an aggregate principal amount of $2,250,000 and mature on the earlier of September 29, 2011 or the closing date of the Target Transaction Financing (such earlier date, the “Maturity Date”).  The entire principal amount and any accrued and unpaid interest shall be due and payable in cash on the Maturity Date.  The Notes bear interest at the rate of 10% per annum. The principal and interest will not be prepaid except in connection with the consummation of the Target Transaction Financing, in which case the holder may elect either to (i) convert all of the principal and accrued and unpaid interest then outstanding into the securities offered in the Target Transaction Financing at a price per share or unit, as the case may be, equal to 80% of the price at which such securities are sold or (ii) require the Company to repay the principal amount then outstanding and any accrued and unpaid interest in cash. In the event that the Note is not prepaid or converted prior to September 29, 2011, the Company shall pay to the holders (in the aggregate) a penalty fee equal to: (i) the principal amount of the Note divided by (ii) $2,000,000 and multiplied by (iii) $100,000. In the event that the Target Transaction has not closed on or prior to September 29, 2011, the Company shall pay to the holder 150% of any portion of the principal amount then outstanding plus all accrued and unpaid interest thereon. The Notes and Warrants were issued to accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of and Rule 506 promulgated thereunder.

On March 1, 2011, we issued 1,000,000 shares of our common stock to Roberto Prego-Novo Jr. the adult son of our current President and director.  These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

In June 2007, we issued 529,800 shares of our common stock for $0.25 per share for gross proceeds of $132,450. In March 2007, we issued 240,000 shares of our common stock to repay certain loans in the amount of $60,000. The shares were issued were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b)           Financial Statement Schedules.

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood Cliffs, State of New Jersey, on the 21st day of September 2011.

BIOZONE PHARMECEUTICALS, INC. (Registrant)
By:	/s/ Elliot Maza
Name: Elliot Maza Title: Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elliot Maza his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Elliot Maza
Elliot Maza	Chief Executive Officer and Chief Financial Officer	September 21, 2011

/s/ Roberto Prego-Novo
Roberto Prego-Novo	Chairman of the Board of Directors	September 21, 2011

/s/ Brian Keller
Brian Keller	President, Chief Scientific Officer and Director	September 21, 2011

/s/ Daniel Fisher
Daniel Fisher	Executive Vice President and Director	September 21, 2011

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation (1)

3.2	Certificate of Amendment to Articles of Incorporation (1)

3.3	Certificate of Amendment to Articles of Incorporation (2)

3.4	Bylaws (1)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*

10.1	Asset Purchase Agreement, dated as of May 16, 2011, by and among the Company, Baker Cummins Corp. and Aero Pharmaceuticals, Inc.(4)

10.2	Assignment and Assumption Agreement, dated May 16, 2011, by and among the Company, Baker Cummins Corp. and Aero Pharmaceuticals, Inc. (4)

10.3	Bill of Sale, dated as of May 16, 2011, made and delivered by Aero Pharmaceuticals, Inc., to Baker Cummins Corp.(4)

10.4	Securities Purchase Agreement, dated as of February 28, 2011. (3)

10.5	Form of Secured Convertible Promissory Note (3)

10.6	Form of Warrant (3)

10.7	Form of Registration Rights Agreement (3)

10.8	Pledge and Security Agreement (3)

10.9	Non-Recourse Principal Stockholder Stock Pledge Agreement (3)

10.10	Director and Officer Indemnification Agreement (3)

10.11	Amendment No.1 to Asset Purchase Agreement dated as of April 25, 2011 by and between Aero Pharmaceuticals, Inc. and Teva Respiratory, LLC(4)

10.12	Form of LLC Membership Interest Purchase Agreement (Equalan LLC) (5)

10.13	Form of Stock Purchase Agreement (BioZone Laboratories Inc.) (5)

10.14	Form of LLC Membership Interest Purchase Agreement (Equachem LLC) (5)

10.15	Form of LLC Membership Interest Purchase Agreement (Betazone LLC) (5)

10.16	Form of Lockup Agreement (5)

10.17	Stock Option Agreement between Brian Keller and Opko Health, Inc. (5)

10.18	Stock Option Agreement between Daniel Fisher and Opko Health, Inc. (5)

Exhibit No.	Description

10.19	Employment Agreement between the Company and Brian Keller (5)

10.20	Employment Agreement between the Company and Daniel Fisher (5)

10.21	Employment Agreement between the Company and Christian Oertle (5)

10.22	License Agreement (5)

10.23	Amendment No. 1 to License Agreement (5)

10.24	Amendment No. 2 to License Agreement (5)

21	List of Subsidiaries(4)

23.1	Consent of Paritz & Company PA*

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (6)

*   Filed herewith

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2, filed with the SEC on September 20, 2007.

(2) Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, filed with the SEC on March 4, 2011.

(3) Incorporated by reference to the Company's Current Report on Form 8-K, filed with the SEC on March 1, 2011.

(4) Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on May 19, 2011.

(5) Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on July 7, 2011.

(6) Included on the signature page hereto.